Exhibit (b)(1)

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK 1301 Avenue of the Americas New York, NY 10019	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon St. Charlotte, NC 28202	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020

CONFIDENTIAL
January 13, 2025
QUEEN TOPCO, LLC
c/o QXO, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Ihsan Essaid
Project Bamboo
$3,500 million Senior Secured Term Facility
$1,500 million Senior Secured Bridge Facility
$1,500 million Senior Unsecured Bridge Facility
Commitment Letter
Ladies and Gentlemen:
You have advised Goldman Sachs Bank USA (“GS Bank”), Morgan Stanley Senior Funding, Inc., (together with its designated affiliates, “Morgan Stanley”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below), Crédit Agricole Corporate and Investment Bank (“CA-CIB”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”) and Mizuho Bank, Ltd. (“Mizuho” and, together with GS Bank, Morgan Stanley, Citi, CA-CIB and Wells Fargo, each a “Bank” and collectively, the “Banks”) that Queen TopCo, LLC, a Delaware limited liability company (“TopCo” or “you”) and a direct or indirect subsidiary of QXO, Inc., a Delaware corporation (“Parent”), intends to (i) acquire, directly or indirectly, Beacon Roofing Supply, Inc., a Delaware corporation (the “Target”), and (ii) consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). “Citi” means CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.
You have further advised us that, in connection therewith, the Borrower (as defined in the Transaction Description) will obtain the Term Facility and, in each case if applicable, the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility (each as defined in the Transaction Description and, collectively, the “Facilities”), subject solely to the conditions set forth in Section 6 of this Commitment Letter, in each of the Term Sheets (as defined below) under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit E hereto.
Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Secured Bridge Facility Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Senior Unsecured Bridge Facility Term Sheet” and, together with the Term Facility Term Sheet and the Senior Secured Bridge Facility Term Sheet, the “Term Sheets”).

1.	Commitments.
In connection with the foregoing, (a) GS Bank is pleased to advise you of its several, but not joint, commitment to provide 21.00% of the principal amount of each of the Facilities, (b) Morgan Stanley is pleased to advise you of its several, but not joint, commitment to provide 21.00% of the principal amount of each of the Facilities, (c) Citi is pleased to advise you of its several, but not joint, commitment to provide 20.00% of the principal amount of each of the Facilities, (d) CA-CIB is pleased to advise you of its several, but not joint, commitment to provide 15.00% of the principal amount of each of the Facilities, (e) Wells Fargo is pleased to advise you of its several, but not joint, commitment to provide 15.00% of the principal amount of each of the Facilities and (f) Mizuho is pleased to advise you of its several, but not joint, commitment to provide 8.00% of the principal amount of each of the Facilities, in each case upon the terms and subject solely to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”). The Facilities shall be funded in the amounts set forth on Exhibit A.
You shall have the right, at any time until 15 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Initial Lenders” and, together with the Banks, each, a “Initial Lender” and, collectively, the “Initial Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to 10% of the commitments under the Facilities (allocated ratably among the Facilities); provided that (x) the Additional Initial Lenders and the assignment and assumption documentation entered into in connection therewith (which shall be customary joinder documentation and may be in the form of an amendment and restatement of this Commitment Letter and the Fee Letter) shall be reasonably acceptable to you and the “left” Lead Arranger and (y) no Additional Initial Lender shall receive greater economics in respect of the Facilities than that received by any Initial Lender party hereto on the date hereof (except as otherwise agreed by such Initial Lender). Each Bank’s commitments (and any commitment held by any and all lenders to which any Bank assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Initial Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation and each such Additional Initial Lender’s several commitment shall be allocated pro rata among the Facilities.
2.	Titles and Roles.
It is agreed that (a) each of GS Bank, Morgan Stanley, Citi, CA-CIB, Wells Fargo and Mizuho will act as a joint bookrunner and a joint lead arranger (together with any additional lead arrangers appointed by the Borrower, each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Facilities, (b) GS Bank will act as sole administrative agent and collateral agent for the Term Facility and as collateral agent for the Senior Secured Bridge Facility and (c) Morgan Stanley will act as sole administrative agent for the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents, co-managers, syndication agents and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Banks, each, an “Arranger” and collectively, the “Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that (a) GS Bank will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and the role and responsibilities customarily associated with such placement and (b) Morgan Stanley will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Bridge Facility and Senior Unsecured Bridge Facility and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded and no compensation will be paid in connection with any such titles (other than those expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and we shall so agree.
3.	Syndication.
Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (which will initially be drafted by your counsel), to syndicate all or a
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portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of loans or commitments under the Term Facility, the Senior Secured Bridge Facility or the Senior Unsecured Bridge Facility by any Lender (including the Initial Lenders) on or following the date of consummation of the Transactions and the initial borrowings under the Term Facility (such date, the “Closing Date”) shall be governed by the provisions of the Term Facility, the Senior Secured Bridge Facility or the Senior Unsecured Bridge Facility, as applicable, as set forth in the Term Sheets. Each Lender further agrees not to syndicate any of the commitments with respect to the Facilities to certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof or competitors of you and your affiliates and the Target and its subsidiaries specified by you in writing on or prior to the date hereof (the “Original Disqualified Lenders”) (the list of which may be updated from time to time by you in writing (i) after the date hereof and prior to the syndication of the Facilities and/or (ii) following the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 60 days after the Closing Date; provided that any such update, other than with respect to any affiliates of any Original Disqualified Lenders, additional bona fide competitors of you and your affiliates and the Target and its subsidiaries and any affiliates of such bona fide competitors that are identified from time to time in writing by you or the Borrower, shall require the consent of the “left” Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed)) (collectively, the “Disqualified Lenders”); provided further that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment or participation made to any Lender that was permitted hereunder at the time of such assignment or participation. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication and 60 days after the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent that a Merger Agreement (as defined in the Transaction Description) is entered into prior to the consummation of the Transactions, subject always to the extent expressly provided in such Merger Agreement, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, to the extent that a Merger Agreement is entered into prior to the consummation of the Transactions, subject always to the extent expressly provided in such Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you (and, to the extent that a Merger Agreement is entered into prior to the consummation of the Transactions, subject always to the extent expressly provided in such Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Facilities), upon our request, prior to the commencement of general syndication of the Facilities, (i) public ratings for the Term Facility, the Senior Secured Notes and the Senior Unsecured Notes, and, if requested by the Lead Arrangers, the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility and (ii) a public corporate credit rating and public corporate family rating in respect of the Borrower, in each case, from each of S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (e) the hosting, with the Arrangers, of up to three meetings or conference calls of prospective Lenders at times and locations mutually agreed upon, (f) with respect to the Senior Secured Bridge Facility, (i) your using commercially reasonable efforts to ensure that the Lead Arrangers each shall have received, not later than 15 consecutive days prior to the Closing Date, a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum for the Senior Secured Notes suitable for use in a customary (for high yield debt securities consistent with the Documentation Precedent) “high-yield road show” relating to the Senior Secured Notes in a form customary for offerings under Rule 144A, which contains all customary financial statements, pro forma financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by the relevant independent accountants as provided in Statement on Auditing
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Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such offering document shall not be required to include “segment” financial information, financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Item 402 and Item 601 of Regulation S-K, XBRL exhibits, information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information regarding executive compensation and related party disclosure and any Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of the Senior Secured Notes and (ii) your using commercially reasonable efforts to ensure that the Lead Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of an offering document including the information described in clause (i) to seek to place the Senior Secured Notes, (g) with respect to the Senior Unsecured Bridge Facility, (i) your using commercially reasonable efforts to ensure that the Lead Arrangers each shall have received, not later than 15 consecutive days prior to the Closing Date, a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum for the Senior Unsecured Notes suitable for use in a customary (for high yield debt securities consistent with the Documentation Precedent) “high-yield road show” relating to the Senior Unsecured Notes in a form customary for offerings under Rule 144A, which contains all customary financial statements, pro forma financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by the relevant independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such offering document shall not be required to include “segment” financial information, financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Item 402 and Item 601 of Regulation S-K, XBRL exhibits, information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information regarding executive compensation and related party disclosure and any Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of the Senior Unsecured Notes and (ii) your using commercially reasonable efforts to ensure that the Lead Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of an offering document including the information described in clause (i) to seek to place the Senior Unsecured Notes and (h) using commercially reasonable efforts to deliver customary evidence of the Refinancing (as defined on Exhibit A) on or prior to the Closing Date (which may include, for the avoidance of doubt, customary payoff letters). Without limiting your obligations to assist with syndication efforts as set forth above, none of (x) the receipt of such ratings, the commencement, conduct or completion of such syndication or any marketing period, or the receipt of any financial statements or (y) compliance with any of clauses (a) through (h) above, compliance with this Section 3 or the other provisions of this Commitment Letter (in each case, other than the conditions expressly set forth in Section 6 of this Commitment Letter) or compliance with the Fee Letter is a condition to the commitments or the funding of the Facilities on the Closing Date.
You agree, at the request of the Lead Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information that is either (i) publicly available (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) or (ii) not material with respect to Holdings (as defined in the Transaction Description), the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions that the Public Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information
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of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or their respective securities and exculpating you, Holdings, the Investors, the Target and us with respect to any liability related to the use of the contents of such Public Lender Information or any other related marketing materials by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Facilities; provided that, for the avoidance of doubt, no such term sheets or drafts may be distributed to any potential Lenders unless approved by you (such approval not to be unreasonably withheld or delayed); (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by the Arrangers. For the avoidance of doubt, in connection with the foregoing requirements to provide assistance, you will not be required to provide any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, contractual obligation, fiduciary duty or any obligation of confidentiality owing to a third party and binding on you, the Target or your or its respective affiliates, or waive any attorney-client privilege of you, Parent, the Target or your or their respective affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this sentence with an intent to evade this paragraph and in the event you do not provide information in reliance on this sentence, if permitted you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation and to the extent such communication would not risk waiver of privilege, the applicable information.
The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter and the Fee Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, to the extent that a Merger Agreement is entered into prior to the consummation of the Transactions, subject always to the extent provided in such Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Lead Arrangers all customary information reasonably requested by the Lead Arrangers that is reasonably available to you with respect to Holdings, the Borrower, the Target and their respective subsidiaries and the Transactions (as defined in the Transaction Description), including customary financial information and projections (such projections, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit E hereof.
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You hereby agree that, prior to the earlier of a Successful Syndication and 60 days after the Closing Date, (i) there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower and (ii) solely to the extent that a Merger Agreement is entered into prior to the consummation of the Transactions, subject always to the extent expressly provided in such Merger Agreement, you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (in each case, other than the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities (as defined in the Fee Letter)), the Senior Unsecured Notes (and/or the Senior Unsecured Securities (as defined in the Fee Letter)), the ABL Facility (as defined in the Transaction Description), any indebtedness of the Target and its subsidiaries permitted to be incurred or remain outstanding pursuant to such Merger Agreement and/or capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds, indemnitees, guarantees and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries), in each case, without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Secured Notes (and/or the Senior Secured Securities) or the Senior Unsecured Notes (and/or the Senior Unsecured Securities).
4.	Information.
You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, third-party reports and/or memoranda, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the earlier of the occurrence of a Successful Syndication and the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in all material respects under those circumstances, it being understood that such supplementation shall cure any breach of such representations and warranties; provided that the obligations to supplement the Information and Projections under this sentence shall not in any event terminate prior to the Closing Date. In arranging, syndicating and committing to the Facilities, the Arrangers, and, in committing to provide the Facilities, the Initial Lenders, will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.
5.	Fees.
As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.
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6.	Conditions Precedent.
The Initial Lenders’ obligations to fund their respective commitments in respect of a Facility hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the Borrower (and Holdings, as applicable) of the definitive documentation with respect to such Facility on the terms set forth in the Term Sheet applicable to such Facility, consistent with the Documentation Precedent (as defined in the Fee Letter), and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in the Term Sheet applicable to such Facility under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit E hereto, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of each such Facility shall occur. There are no conditions (implied or otherwise) to the commitments hereunder with respect to each Facility, and there will be no conditions (implied or otherwise) under the applicable definitive documentation of each Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter, the definitive documentation with respect to the applicable Facility or any other agreement, other than the conditions expressly referred to in the previous sentence with respect to such Facility. The provisions of this Section 6, together with the last paragraph of Exhibit E, are referred to as the “Certain Funds Provision”.
7.	Indemnification; Expenses.
You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, and the respective officers, directors, employees, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by Holdings, the Borrower, the Target or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter or syndication of the Facilities), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an administrative agent, or other agent or Arranger under the Facilities), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any
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expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheets and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby or thereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the Facilities, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.
8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you, Parent, the Target or any of your or their representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you or Parent to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue
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of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
You further acknowledge that each Financial Institution or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we or our affiliates may provide investment banking and other financial services to, and/or we or our affiliates may acquire, hold or sell, for our own or our affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Target and its subsidiaries and other companies with which you, the Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or our affiliates, or any of our or our affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, please note that certain of the Lead Arrangers and/or their affiliates have been retained by either the Target or an Investor as a financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of each Financial Advisor and/or its affiliates, on the one hand and, on the other hand, our and our affiliates’ relationships with you described and referred to herein. You acknowledge that, in such capacity, each Financial Advisor may advise each of the Target or an Investor in other manners adverse to the interests of the parties hereto. Each of the Financial Institutions hereto acknowledges (i) the retention of such entities as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Financial Institution on the part of such entities or their affiliates.
9.	Assignments; Amendments; Governing Law, Etc.
This Commitment Letter shall not be assignable by any party hereto (other than (x) by you to the Borrower or one of your domestic affiliates formed for the purpose of consummating the Transactions, in any case that will, after giving effect to the Transactions, (i) own (directly or indirectly) the Target or be a successor to the Target and (ii) be controlled by Parent, without the prior written consent of each other party hereto (not to be unreasonably withheld) and (y) that GS Bank may assign its commitments and agreements under this Commitment Letter, in whole or in part, to Goldman Sachs Lending Partners LLC (“GSLP”) (and vice-versa), and any such assignment will relieve GS Bank or GSLP, as applicable, of its obligations set forth herein that are so assigned) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, notwithstanding any other provision of this Commitment Letter to the contrary (other than in connection with any assignments to Additional Initial Lenders and upon the joinder of such Additional Initial Lenders as set forth above): (a) notwithstanding any syndication, assignment or other transfer by any Initial Lender, such Initial Lender shall only be released from the portion of its commitment hereunder so assigned to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date on the terms and conditions to funding set forth herein, (b) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the closing of the Facilities on the Closing Date, (c) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities on the Closing Date and (d) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and
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all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) to the extent that the Acquisition is consummated pursuant to a Merger Agreement, the determination of the accuracy of any Target Representations (as defined in Exhibit E) and whether as a result of any inaccuracy thereof you (or your affiliate) have a right (taking into account applicable cure provisions) to terminate your (and/or its) obligations under such Merger Agreement (in accordance with the terms thereof) as a result of a breach of such representations and (B) the determination of whether the Acquisition has been consummated shall, in each case, be governed by and construed in accordance with the laws of the State Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
10.	Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of
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venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
11.	Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12.	Confidentiality.
This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Investors, prospective Investors and to your and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons, equity holders and prospective equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the “left” Lead Arranger) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons, creditors and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis; provided that, for the avoidance of doubt, you, the Target and any parent company of you or the Target may disclose this Commitment Letter and the contents hereof in connection with any required filings with the Securities and Exchange Commission or any equivalent regulatory authority in applicable foreign jurisdictions or to any other governmental or regulatory authority having jurisdiction over the Target (but not the Fee Letter or the contents thereof), (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Transactions, the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities) and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) and the ABL Facility, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the ABL Facility, the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities) and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you or your Related Persons in violation of any confidentiality obligations hereunder, (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the ABL Facility, the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities) and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) or to the extent customary or required in any public or regulatory filing relating to the ABL Facility, the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Notes (and/or the Senior Unsecured Securities) and/or the Transactions and (z) after your acceptance hereof, you may disclose the Commitment Letter and the Fee Letter and the contents thereof to prospective Additional Initial Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.
We shall use all non-public information received by or on behalf of us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating,
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evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory or self-regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our affiliates and to our and our affiliates’ respective officers, directors, employees, controlling persons, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services or providing commitments to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, Parent, the Target or any of your or their respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions or (l) to market data collectors, similar services providers to the lending industry and service providers to the Lead Arrangers and the Lenders in connection with the administration and management of the Facilities; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information; provided, further, that no disclosure of any information may be made to any Disqualified Lender (it being understood that this provision shall not have retroactive application with respect to previously disclosed information). The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.
For the avoidance of doubt, nothing in this Section 12 shall prohibit any party hereto from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
13.	Surviving Provisions.
The survival, compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, information, syndication, jurisdiction, governing law and waiver of jury trial provisions contained
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herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.
14.	PATRIOT Act Notification, etc.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.
15.	Acceptance and Termination.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 27, 2025 (such date on which such counterparts are executed by you, the “Signing Date”). The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before July 31, 2025, (ii) to the extent a Merger Agreement is entered into prior to the consummation of the Transactions, such Merger Agreement is terminated without the consummation of the Acquisition (as defined in the Transaction Description) having occurred or (iii) the closing of the Acquisition occurs (x) in the case of the Term Facility, without the use of the Term Facility, (y) in the case of the Senior Secured Bridge Facility, without the use of the Senior Secured Bridge Facility or (z) in the case of the Senior Unsecured Bridge Facility, without the use of the Senior Unsecured Bridge Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate with respect to the applicable Facility without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.
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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Commitment Letter - Signature Page]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Denise Chow
	Name:	Denise Chow
	Title:	Authorized Signatory

[Commitment Letter - Signature Page]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Sara Lopez
	Name:	Sara Lopez
	Title:	Director

[Commitment Letter - Signature Page]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Bruno Pezy
	Name:	Bruno Pezy
	Title:	Managing Director

By:	/s/ Jarrod Kaplan
	Name:	Jarrod Kaplan
	Title:	Managing Director

[Commitment Letter - Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Teddy Koch
	Name:	Teddy Koch
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Johnathan Temesgen
	Name:	Johnathan Temesgen
	Title:	Managing Director

[Commitment Letter - Signature Page]

MIZUHO BANK, LTD

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Managing Director

[Commitment Letter - Signature Page]

Accepted and agreed to as of the date first above written:

QUEEN TOPCO, LLC

By:	/s/ Ihsan Essaid
	Name:	Ihsan Essaid
	Title:	President

[Commitment Letter - Signature Page]

EXHIBIT A
Project Bamboo
$3,500 million Senior Secured Term Facility
$1,500 million Senior Secured Bridge Facility
$1,500 million Senior Unsecured Bridge Facility
Transaction Description1
TopCo intends to acquire, directly or indirectly, the Target (the “Acquisition”) pursuant to a Merger Agreement (as defined below) or an Offer (as defined below) followed by a second-step merger, as applicable.
Holdings will be controlled by QXO, Inc., a Delaware corporation (“Parent”), and, at Parent’s election, certain co-investors arranged or designated by Parent (collectively with Parent, the “Investors”).
The term “Holdings” means, at your election, (i) TopCo or (ii) a direct or indirect domestic subsidiary of TopCo that directly or indirectly owns the Borrower.
The term “Borrower” means, at your election, (i) a direct or indirect domestic wholly-owned subsidiary of Holdings that directly or indirectly owns the Target (including any such entity that is (or in connection with the Transactions will become) a successor to Target) and/or (ii) following the consummation of the Transactions, the Target.
In connection with the Acquisition, it is intended that:
1. TopCo will directly or indirectly acquire the Target either (i) pursuant to a tender offer (an “Offer”) for all outstanding shares of common stock, par value $0.01 per share, of the Target (the “Shares”), pursuant to which you or one of your direct or indirect subsidiaries will acquire all Shares that have been validly tendered pursuant to an Offer and, substantially concurrently with the consummation of such Offer, you or one of your direct or indirect subsidiaries will consummate a second-step merger with the Target or (ii) pursuant to an agreement and plan of merger (or similarly styled agreement) to be entered into among Parent, you and/or the Borrower (and/or one or more of your or its wholly-owned subsidiaries) and the Target (a “Merger Agreement”), pursuant to which one of your direct or indirect subsidiaries will be merged with the Target;
2. the Investors will contribute, directly or indirectly, an amount in cash (the “Equity Contribution”) to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to the Borrower in the form of common equity, which would cause the equity interests of Holdings (including roll-over or contributed equity) to represent not less than the Equity Contribution Percentage (as defined in the Fee Letter) of the Total Pro Forma Consolidated Capitalization of Holdings (to be defined as the sum of (x) 100% of the aggregate principal amount of funded debt for borrowed money (excluding for purposes of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the ABL Facility, the Facilities, the Senior Secured Notes (and/or the Senior Secured Securities) or the Senior Unsecured Notes (and/or the Senior Unsecured Securities), in each case, in connection with the exercise of the “Market Flex” and/or “Securities Demand” provisions under the Fee Letter, any amounts borrowed under the ABL Facility on the Closing Date and any outstanding letters of credit (to the extent undrawn)) net of balance sheet cash and (y) the total amount of equity (including roll-over or contributed equity));
3. the Borrower will obtain the senior secured first lien term loan facility described in the Term Facility Term Sheet in an aggregate principal amount of the Term Facility Amount (as defined below) (the “Term Facility” and the loans thereunder, the “Term Loans”);
4. if applicable, the Borrower will, at its option, either (i) issue senior secured notes (the “Senior Secured Notes”) in a Rule 144A or other private placement yielding the Senior Secured Bridge Facility Amount (as defined below) in aggregate gross cash proceeds and/or (ii) if any or all of the Senior Secured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Borrower on the Closing Date, borrow up to such unissued or unavailable amount in the form of senior secured bridge loans (the “Senior Secured Bridge Loans”) under a new senior secured bridge loan facility described in the Senior Secured Bridge Facility Term Sheet (the “Senior Secured Bridge Facility”);
[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.
Exh. A-1

5. the Borrower will, at its option, either (i) issue senior unsecured notes (the “Senior Unsecured Notes”) in a Rule 144A or other private placement yielding the Senior Unsecured Bridge Facility Amount (as defined below) in aggregate gross cash proceeds and/or (ii) if any or all of the Senior Unsecured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Borrower on the Closing Date, borrow up to such unissued or unavailable amount in the form of senior unsecured bridge loans (the “Senior Unsecured Bridge Loans”) under a new senior unsecured bridge loan facility described in the Senior Unsecured Bridge Facility Term Sheet (the “Senior Unsecured Bridge Facility”);
6. the Borrower and, at its option, certain of its direct or indirect subsidiaries will obtain a senior secured asset-based revolving credit facility (the “ABL Facility”) as contemplated by the debt commitment letter entered into by TopCo and the financial institutions party thereto (together with all attachments thereto, the “ABL Commitment Letter”);
7. indebtedness under (i) the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021, among the Target, as the borrower, the lenders party thereto, Citibank, N.A., as administrative agent and collateral agent (as amended by Amendment No. 1, dated as of December 21, 2021, as further amended by Amendment No. 2, dated as of July 3, 2023, as further amended by Amendment No. 3, dated as of March 24, 2024, and as amended, restated, supplemented or otherwise modified from time to time, the “Existing Target Term Loan Credit Agreement”), (ii) the Second Amended and Restated Credit Agreement, dated as of May 19, 2021, by and among the Target, as a borrower, the other borrowers party thereto, the guarantors party thereto, the lenders and issuing banks party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent (as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of December 21, 2021, as further amended by Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of December 21, 2021, as further amended by Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of June 28, 2024, and as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Target ABL Credit Agreement” and, together with the Existing Target Term Loan Credit Agreement, the “Existing Target Credit Agreements”), (iii) the Indenture, dated as of October 9, 2019, by and among the Target, as the issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, governing the 4.500% Senior Secured Notes due 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Target 4.500% Secured Notes”), (iv) the Indenture, dated as of July 31, 2023, by and among the Target, as the issuer, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, governing the 6.500% Senior Secured Notes due 2030 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Target 6.500% Secured Notes” and, together with the Existing Target 4.500% Secured Notes, the “Existing Target Secured Notes”) and (v) the Indenture, dated as of May 10, 2021, by and among the Target, as the issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, governing the 4.125% Senior Notes due 2029 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Target Unsecured Notes” and, together with the Existing Target Secured Notes, the “Existing Target Notes”), will be repaid, prepaid, repurchased, redeemed, defeased or discharged or arrangements reasonably satisfactory to the “left” Lead Arranger for such repayment, prepayment, repurchase, redemption, defeasance or discharge shall have been made (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the ABL Facility or cash collateralized by the Borrower or its subsidiaries or contingent obligations not then due and payable) and all commitments thereunder will be terminated (and security interests related to the Existing Target Credit Agreements and the Existing Target Secured Notes will be terminated and released) on or prior to the Closing Date (the “Refinancing”); and
8. fees and expenses incurred in connection with the foregoing will be paid.
The Acquisition and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.
On the Signing Date, the aggregate amount of commitments in respect of the Term Facility, the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility is $6,500 million, with such commitments allocated as follows: (i) $3,500 million to the Term Facility, (ii) $1,500 million to the Senior Secured Bridge Facility and (iii) $1,500 million to the Senior Unsecured Bridge Facility. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, the provisions set forth in this Commitment Letter and the Fee Letter are subject to the Commitment Allocation Provisions (as defined in the Fee Letter).
Exh. A-2

EXHIBIT B
Project Bamboo
Senior Secured Term Facility
Summary of Principal Terms and Conditions2

Borrower:
As set forth in Exhibit A to the Commitment Letter. The Borrower may designate one or more direct or indirect wholly-owned domestic subsidiaries of the Borrower as a co-borrower (subject to the receipt of customary “know your customer” information with respect to such entities)

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:
GS Bank, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Term Facility (in such capacities, the “Term Facility Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:
GS Bank, Morgan Stanley, Citi, CA-CIB, Wells Fargo and Mizuho will act as lead arrangers for the Term Facility (together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:
The definitive documentation for the Term Facility will contain the terms set forth in this Term Sheet and will otherwise be no less favorable to the Borrower than the Documentation Precedent (as defined in the Fee Letter).

Term Facility:	As set forth in Exhibit A to the Commitment Letter. The Term Loans will be funded in full on the Closing Date in United States Dollars.

[2]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.
Exh. B-1

Incremental Facilities:
The Borrower will be permitted to increase the Term Facility or add one or more revolving loan credit facilities or additional term loan credit facilities (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the sum of (x) the Incremental Dollar Amount (as defined in the Fee Letter) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof), (i) in the case of loans under such Incremental Facilities secured by liens on the Collateral (as defined below) that rank pari passu with the liens on the Collateral securing the Term Facility, the ratio of funded debt outstanding under the Term Facility plus all other funded debt outstanding that is secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral securing the Term Facility (including the Senior Secured Bridge Facility, the Senior Secured Notes and/or the Senior Secured Securities) (excluding any funded debt in respect of revolving loans (including outstanding loans under the ABL Facility) (collectively, the “Excluded Revolving Loans”) and net of unrestricted cash and cash equivalents) to EBITDA (to be defined in a manner consistent with the Documentation Precedent) (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent) will be no greater than the First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter)[3] (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such incurred facilities were fully drawn on the date of effectiveness thereof), (ii) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the Term Facility, the ratio of all funded debt outstanding that is secured by a lien on the Collateral (excluding any Excluded Revolving Loans and net of unrestricted cash and cash equivalents) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis will be no greater than the Secured Leverage Incurrence Ratio Level (as defined in the Fee Letter) (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such incurred facilities were fully drawn on the date of effectiveness thereof) and (iii) in the case of any other Incremental Facilities, either (1) the ratio of EBITDA to total cash interest expense in respect of funded debt (excluding interest expense in respect of Excluded Revolving Loans) (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than 1.75 to 1.00 or (2) the ratio of all funded debt outstanding (excluding any Excluded Revolving Loans and net of unrestricted cash and cash equivalents) to EBITDA (the “Net Total Leverage Ratio”) (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such incurred facilities were fully drawn on the date of effectiveness thereof) on a Pro Forma Basis will be no greater than the Total Leverage Incurrence Ratio Level (as defined in the Fee Letter); provided that (in the case of Capital Structure A, solely with respect to any Incremental Facility incurred in connection with an acquisition, investment or

[3]
For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the exercise of the “Market Flex” and/or “Securities Demand” provisions under the Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. B-2

new project) the requirements of this clause (y) shall be satisfied if, with respect to the type of debt being incurred, the applicable ratio set forth in clause (y) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount (as defined in the Fee Letter)) plus (z) the aggregate amount of any voluntary prepayments, reductions, repurchases, redemptions and other retirements of the Term Facility or the Senior Secured Notes (and/or the Senior Secured Bridge Facility or the Senior Secured Securities) or of term indebtedness incurred in lieu of indebtedness permitted under the Incremental Dollar Amount pursuant to clause (viii) of paragraph 4 under “Negative Covenants” below, and permanent reductions in the commitments in respect of revolving indebtedness incurred as an Incremental Facility or incurred in lieu of indebtedness permitted under the Incremental Dollar Amount pursuant to clause (viii) of paragraph 4 under “Negative Covenants” below, in each case, after the Closing Date and prior to such time other than those funded with the proceeds of long term indebtedness (other than revolving indebtedness) secured by a lien on the Collateral that ranks pari passu with the Term Facility and constituting Permitted Refinancing Indebtedness (as defined below) or a Refinancing Term Facility (as defined below) in respect thereof;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but, in any event, if any such Incremental Facility is established for a purpose other than an acquisition, investment or new project that is permitted by the definitive documentation for the Term Facility or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security with the liens on the Collateral securing the Term Facility or be unsecured; provided, that, (A) if such additional credit facilities rank junior in right of security with the liens on the Collateral securing the Term Facility or are unsecured, (x) such additional credit facilities will be established as a separate facility from the Term Facility, (y) in the case of additional credit facilities that rank junior in right of security with the liens on the Collateral securing the Term Facility, such additional facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent and (z) for the avoidance of doubt, such additional credit facilities will not be subject to clause (vii) below and (B)  there shall be no borrowers or guarantors in respect of such Incremental Facilities that are not the Borrower or a Guarantor, and such Incremental Facilities shall not be secured by any assets that do not constitute Collateral;

(iv) the revolving loan commitments shall have no amortization and all other terms (other than pricing, maturity, participation in mandatory prepayments or commitment reductions or ranking as to security, financial covenants or any operational or other terms that are unique to revolving credit facilities) shall be substantially similar to the Term Facility, otherwise in accordance with then current market terms (as determined by the Borrower in good faith) or otherwise reasonably acceptable to the Term Facility Agent;

(v) the loans under the additional term loan facilities will mature no earlier than, and

Exh. B-3

will have a weighted average life to maturity no shorter than, that of the Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the Term Facility or otherwise in accordance with then current market terms (as determined by the Borrower in good faith) or otherwise reasonably acceptable to the Term Facility Agent; provided that the limitations set forth in this clause (v) with respect to maturity and weighted average life to maturity shall not apply to (x) Incremental Facilities in an aggregate principal amount outstanding not to exceed the Incremental Inside Maturity Date Debt Cap (as defined in the Fee Letter), (y) bridge financings or similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity of the Term Facility (“Bridge Loans”) and (z) term “A” loans financings (“Term A Loans”);

(vi) with respect to mandatory prepayments of term loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term Facility; and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, ticking, commitment, amendment and arranger fees or similar fees) of any Incremental Facility that is a broadly syndicated dollar-denominated floating rate term B loan facility (an “Incremental Term Facility”) that is in an aggregate principal amount in excess of the MFN Exception Amount (as defined in the Fee Letter) and secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Term Facility exceeds the “yield” on the Term Facility by more than 100 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the “yield” on the Term Facility is 100 basis points less than the “yield” on such Incremental Term Facility; provided that, if the Term SOFR Rate (as defined in Annex B-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Term Facility and such floor is greater than the Term SOFR Rate in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such the Term SOFR Rate) shall be equated to interest rate for purposes of determining the “yield” applicable to such Incremental Term Facility; provided, further, that this clause (vii) shall not be applicable to any Incremental Term Facility that (w) is incurred more than 6 months after the Closing Date, (x) is established for purposes of financing an acquisition, investment or new project, (y) has a maturity date that is at least one year after the maturity date of the Term Facility or (z) is initially incurred under subclause (x) or subclause (z) of clause (i) above.

Purpose:
The proceeds of the Term Facility on the Closing Date will be used by the Borrower, together with the proceeds of the Senior Secured Notes, Senior Secured Bridge Loans and/or Senior Secured Securities, the Senior Unsecured Notes, Senior Unsecured Bridge Loans and/or the Senior Unsecured Securities, borrowings under the ABL Facility, the Equity Contribution and cash on hand of the Borrower, the Target and their subsidiaries, to finance the Transactions.

Refinancing Facilities:
The definitive documentation for the Term Facility will permit the Borrower to refinance loans under the Term Facility or replace commitments under any revolving credit facility incurred under the definitive documentation for the Term Facility from

Exh. B-4

time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the definitive documentation for the Term Facility with the consent of the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the liens on the Collateral securing the Term Facility or secured notes or loans that are junior in right of security with the liens on the Collateral securing the Term Facility (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Term Facility being refinanced; provided that the limitations set forth in this clause (i) with respect to maturity and weighted average life shall not apply to Refinancing Term Facilities or Refinancing Notes in the form of Bridge Loans or Term A Loans or other Refinancing Term Facilities or Refinancing Notes in an aggregate principal amount outstanding not to exceed the Incremental Inside Maturity Date Debt Cap, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially less favorable to the Borrower and its subsidiaries than, the terms and conditions, taken as a whole, applicable to the Term Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility existing at the time of such refinancing or that are otherwise reasonably satisfactory to the Term Facility Agent) or are otherwise consistent with then current market terms (as determined by the Borrower in good faith), (v) with respect to (1) Refinancing Notes secured by liens on the Collateral or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Term Facility, such liens will be subject to the First Lien/First Lien Intercreditor Agreement (as defined below) (in the case of Refinancing Notes secured by pari passu liens on the Collateral) or another intercreditor agreement consistent with the Documentation Precedent and (vi) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the Term Facility or revolving credit facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Facility or revolving credit facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Exh. B-5

Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:
The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the second full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

Guarantees:
All obligations of the Borrower under the Term Facility and, at the option of the Borrower, under any interest rate protection or other hedging arrangements (“Hedging Arrangements”), or any cash management arrangements (including foreign exchange facilities and supply chain finance services) (“Cash Management Arrangements”) will be, subject to the last paragraph of Exhibit E, unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized wholly-owned domestic subsidiary of the Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Borrower) (such domestic subsidiaries, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”)), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) Immaterial Subsidiaries (to be defined in a manner consistent with the Documentation Precedent), (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, (1) in the case of subsidiaries of the Target owned on the Closing Date, only to the extent existing on the Closing Date and (2) in the case of subsidiaries acquired from a third party after the Closing Date, only to the extent existing on the date the applicable person becomes a direct or indirect subsidiary of the Borrower and, in each case of (1) and (2), not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) from guaranteeing the Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee would reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower, (e) any subsidiary that owns no material assets other than the equity interests of one or more non-U.S. subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended and/or one or more FSHCOs (a “FSHCO”), (f) special purpose receivables or securitization entities designated by the Borrower, (g) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (h) not for profit subsidiaries, if any, (i) captive insurance subsidiaries and (j) in each case, any subsidiary of the foregoing subsidiaries excluded under clauses (a) through (i). Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Facility Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the exceptions consistent with the Documentation Precedent and the

Exh. B-6

exceptions described below and other exceptions to be agreed upon, the Term Facility, the Guarantees, and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be, subject to the last paragraph of Exhibit E, secured by (a) junior-priority security interests in the ABL Priority Collateral (as defined below) (subject to permitted liens and with the ABL Facility secured by first-priority security interests therein) and (b) first-priority security interests in the following (subject to permitted liens): (i) all of the equity interests of the Borrower directly held by Holdings and (ii) substantially all the material owned assets of the Borrower and each Subsidiary Guarantor, in each case, whether owned on the Closing Date or thereafter acquired, other than the ABL Priority Collateral (collectively, the “Term/Notes Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”), including but not limited to: (1) a pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any subsidiary that is a foreign subsidiary or a FSHCO, shall be limited to 65% of the voting capital stock and 100% of any non-voting capital stock of such subsidiary) and (2) security interests in substantially all other material owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (other than the ABL Priority Collateral) (with all required insurance certificates and endorsements being permitted to be delivered on a post-closing basis).

“ABL Priority Collateral” means, collectively, all accounts receivable, credit card receivables, loan receivables, other receivables, inventory, related books and records, general intangibles (other than intellectual property and equity interests), deposit accounts and securities accounts (other than accounts constituting Excluded Property and other than accounts solely holding proceeds of any Term/Notes Priority Collateral) and cash, in each case, relating to accounts receivables and credit card receivables, and proceeds (including insurance proceeds) of the foregoing, of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired.

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction permitted under the Term Facility and binding on such assets, to the extent existing on the Closing Date or on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) or entered into in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries and other Excluded Securities (to be defined in a manner consistent with the Documentation Precedent); (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any

Exh. B-7

Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Term Facility Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental or regulatory licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) assets subject to liens securing permitted securitization financings (including receivables financings); (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any segregated accounts or funds held or received on behalf of third parties (other than the Borrower or any Guarantor); (xiii) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations, finance lease obligations or other purchase money debt, if the contract or other agreement providing for such debt, sale and leaseback transaction, capital lease obligation, finance lease obligation or purchase money debt prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness and prohibition or requirement is permitted under the definitive documentation for the Term Facility; (xiv) deposit accounts and securities accounts that constitute “Excluded Accounts” described under the ABL Facility; (xv) in the case of assets that would otherwise constitute ABL Priority Collateral, any asset at any time that does not constitute collateral for the ABL Facility at such time; and (xvi) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements in favor of the Term Facility Agent be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to insurers, account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default or (4) foreign-law governed security documents or perfection under foreign law be required. Notwithstanding the foregoing, the guarantee by Holdings will be recourse solely to the stock of the Borrower directly owned by Holdings.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

The Senior Secured Bridge Facility (and/or the Senior Secured Securities or any Senior Secured Notes) will be secured on a first-priority pari passu basis with the Term Facility and the Term Facility Agent will act as collateral agent with respect thereto. The relative rights and priorities in the Collateral for each of the Term Facility and the Senior Secured Bridge Facility (and/or the Senior Secured Securities or any Senior Secured Notes) will be set forth in an intercreditor agreement based on and consistent with the Documentation Precedent (the “First Lien/First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the ABL Facility, on the one hand, and the Term Facility and the Senior Secured Bridge Facility (and/or the Senior Secured Securities or any Senior Secured Notes), on the other hand, will be set forth in an intercreditor agreement consistent with the Documentation Precedent (the “ABL Intercreditor Agreement”).

Mandatory Prepayments:
Only the following: Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business or in new projects or to make acquisitions or investments within 18 months and, if so committed to be reinvested, are actually reinvested within

Exh. B-8

six months after the end of such initial 18-month period, after a non-ordinary course asset sale or other non-ordinary course disposition of property of the Borrower or any restricted subsidiary that is consummated pursuant to the General Asset Sale Basket (including insurance and condemnation proceeds), 100% of the net cash proceeds shall be applied to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term Facility (including the Senior Secured Bridge Facility, the Senior Secured Notes and/or the Senior Secured Securities), subject to customary and other exceptions consistent with the Documentation Precedent and other exceptions to be agreed upon; provided that, if at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the 18-month reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, (i) the Net First Lien Leverage Ratio is less than or equal to the First Mandatory Prepayment Stepdown Ratio (as defined in the Fee Letter) but greater than the Second Mandatory Prepayment Stepdown Ratio (as defined in the Fee Letter), only 50% of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements or (ii) the Net First Lien Leverage Ratio is less than or equal to the Second Mandatory Prepayment Stepdown Ratio, none of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements; provided, further, that (x) no net cash proceeds realized in a single transaction or series of related transactions shall be subject to the mandatory prepayments and reinvestment requirements unless such net cash proceeds shall exceed the Net Proceeds Per Transaction Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) and (y) no net cash proceeds calculated in accordance with the foregoing shall be subject to the mandatory prepayments and reinvestment requirements in any fiscal year until the aggregate amount of all such net cash proceeds otherwise subject to the mandatory prepayments and reinvestment requirements pursuant to the foregoing clause (x) in such fiscal year shall exceed the Net Proceeds Per Fiscal Year Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) (any net proceeds that are not required to be applied as a result of the foregoing stepdowns and exceptions, the “Below Threshold Asset Sale Proceeds”).

In addition, beginning with the first full fiscal year of the Borrower after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and subject to the modifications set forth in this paragraph) of the Borrower and its restricted subsidiaries (stepping down to (i) 25% if the Net First Lien Leverage Ratio is less than or equal to the First ECF Stepdown Ratio (as defined in the Fee Letter) but greater than the Second ECF Stepdown Ratio (as defined in the Fee Letter) and (ii) 0% if the Net First Lien Leverage Ratio is less than or equal to the Second ECF Stepdown Ratio) shall be used to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term Facility (including the Senior Secured Bridge Facility, the Senior Secured Notes and/or the Senior Secured Securities); provided that (1) any voluntary prepayments, repurchases, redemptions and other retirements (including permitted loan buybacks and prepayments in connection with yank-a-bank provisions and prepayments at a discount to par and open market purchases, with credit given for the actual amount of cash payment) of Term Loans or any other indebtedness made during such fiscal year or, at the Borrower’s option, after such fiscal year end and prior to the time such Excess Cash Flow payment is due or planned to be made in the subsequent fiscal year (including loans under any revolving facility to the extent the commitments thereunder are permanently reduced by the

Exh. B-9

amount of such prepayments at the time of such prepayment but excluding in all cases prepayments, repurchases, redemptions and other retirements funded with the incurrence of long-term indebtedness (other than revolving indebtedness)), (2) any capital expenditures, permitted acquisitions, investments or new project expenditures and payments in respect of restructuring activities that are made during such fiscal year or, at the Borrower’s option, after such fiscal year end and prior to the time such Excess Cash Flow payment is due or planned to be made in the subsequent fiscal year and (3) any restricted payments made by the Borrower during such fiscal year, or, at the Borrower’s option, after such fiscal year end and prior to the time such Excess Cash Flow payment is due or planned to be made in the subsequent fiscal year, shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis; provided, further that only Excess Cash Flow in excess of the ECF Threshold Amount (as defined in the Fee Letter) shall be subject to the prepayment obligations set forth in this paragraph (with carryover of unused or deferred amounts to subsequent years).

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the Term Facility) shall be used to prepay the loans under the Term Facility.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and used for any purpose not prohibited by the definitive documentation for the Term Facility and will be included in the calculation of the “Cumulative Credit” (as defined below).

The above-described mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the Term Loans being repaid and second, to the scheduled installments of principal of such Term Loans in direct order of maturity.

Prepayments attributable to foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the definitive documentation for the Term Facility to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or contractual restrictions or (y) would result in a material adverse tax consequence to the Borrower or its subsidiaries as determined in good faith by the Borrower; provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments and Reductions in Commitments:
Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon (consistent with the Documentation Precedent), without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of the Term SOFR Rate borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Borrower may direct (and absent such direction, in direct order of maturity thereof)

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment of

Exh. B-10

Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of long-term secured term loans denominated in United States Dollars that are broadly syndicated to banks and other institutional investors in financings similar to the Term Loans bearing interest with an “effective yield” that is less than the yield applicable to the Term Loans and (ii) any amendment to the Term Facility the primary purpose of which (as determined by the Borrower in good faith) is to reduce the “yield” applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall include upfront fees and original issue discount on customary terms and any interest rate floor, but exclude any structuring, ticking, commitment, amendment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans), other than, in the case of each of clauses (i) and (ii), in connection with a qualified IPO, a change in control, material disposition (or series of related dispositions), material acquisition (or series of related acquisitions), dividend recapitalization, an upsizing of the Term Loans, a transaction that is not otherwise permitted under the Term Facility or any transaction that would, if consummated, constitute any of the foregoing.

Representations and Warranties:
Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the validity of the Guarantee by Holdings and certain other customary representations consistent with the Documentation Precedent, Holdings), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws; compliance with PATRIOT Act, Beneficial Ownership Regulation, OFAC, ERISA, margin regulations, environmental laws, Foreign Corrupt Practices Act and laws with respect to sanctioned persons and any applicable anti-corruption laws; taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Initial Borrowing:
Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit E): delivery of reasonably satisfactory customary (consistent with similar financing transactions for counsel to the Borrower) legal opinions of counsel for Holdings, the Borrower and the other Guarantors, in each case, organized under New York or Delaware law (or other material jurisdictions to be mutually agreed by the Term Facility Agent and the Borrower); a certificate from the chief financial officer of the Borrower or the Target in the form attached as Exhibit F (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a beneficial ownership certificate (the “Beneficial Ownership Certification”) for the Borrower and the other Guarantors, in each case, that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) (the “Beneficial Ownership

Exh. B-11

Regulation”) to any Lender that has requested such certification (in each case, at least three business days prior to the Closing Date, in each case to the extent reasonably requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for Holdings, the Borrower and the other Guarantors; customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit E; execution of the Guarantees by the Guarantors, which (i) with respect to Holdings, shall be in full force and effect and (ii) with respect to the Target and the Subsidiary Guarantors, shall only be effective immediately after giving effect to the Acquisition; accuracy of the Specified Representations in all material respects and, to the extent that the Acquisition is consummated pursuant to a Merger Agreement, accuracy of any Target Representations (each such term as defined in Exhibit E) to the extent required pursuant to the last paragraph of Exhibit E; and delivery of a notice of borrowing (if applicable) (provided that no such officer’s certificate or notice of borrowing shall include any representation or statement as to the absence (or existence) of any default or event of default).

The initial borrowing under the Term Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter. The definitive documentation for the Term Facility shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit E thereto, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Term Facility. The failure of any representation or warranty (other than the Specified Representations and any Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Term Facility.

Conditions Precedent to all Subsequent Borrowings:
(a) Delivery of notice of borrowing, (b) accuracy of representations and warranties in all material respects and (c) absence of defaults (in each case of clauses (b) and (c), except in connection with Incremental Facilities to the extent not required by the applicable incremental assumption agreement).

Affirmative Covenants:
Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern on a consolidated basis (other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or the activities, operations, financial results, assets or liabilities of an Unrestricted Subsidiary) but which, for the avoidance of doubt, may contain an explanatory note or emphasis of the matter paragraph) (with extended time periods for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date); quarterly compliance certificates as of the most

Exh. B-12

recently ended quarter; delivery of notices of default under the Term Facility and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; compliance with PATRIOT Act, FCPA and any applicable anti-corruption laws, including Beneficial Ownership Regulation, OFAC and other laws with respect to sanctions; providing updated customary KYC information; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; transactions with affiliates (subject to carveouts for, among other things, customary management fees and/or transaction fees); business of the Borrower and its restricted subsidiaries; and fiscal year.

Negative Covenants:
Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of paragraph 9, Holdings), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon (including in any event (i) a customary basket amount or “Cumulative Credit” to be based on the greater of (x) retained Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent, and to be increased by the ECF Threshold Amount) and (y) 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Precedent but in any event if such Consolidated Net Income in any fiscal quarter shall be less than zero, such amount shall be deemed zero for such fiscal quarter) of the Borrower and its subsidiaries from the first day of the fiscal quarter in which the Closing Date occurs, and which “builder” will be increased by an amount equal to the amount of any net cash proceeds from an asset sale that are Below Threshold Asset Sale Proceeds or any repayment amounts that are declined by any holder of Term Loans and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Starter Basket Amount (as defined in the Fee Letter) that may be used for, among other things, investments, dividends and distributions, stock repurchases and the redemption or prepayment of payment subordinated debt and (ii) the exceptions described below):

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) dispositions of assets that do not constitute Collateral, (ii) the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including a customary designated non-cash consideration basket consistent with the Documentation Precedent, but not less than the Designated Non-Cash Consideration Cap (as defined in the Fee Letter)), and net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above (the “General Asset Sale Basket”), (iii) sale and leaseback transactions, (iv) securitization financings and receivables financings, (v) permitted asset swaps with no dollar cap, (vi) an exception for the disposition of (1) any assets acquired after the Closing Date that are not used or useful in the core or principal business of the Borrower and its restricted subsidiaries or (2) any assets made in connection with the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any transaction, (vii) dispositions of ABL Priority Collateral (which, in each case, shall be unlimited so long as the ABL Facility or any asset-based replacement or refinancing facility thereof is in effect) and (viii) dispositions of assets with a fair market value (as determined by the Borrower in good faith) not in excess of the Asset Disposition Threshold Amount (as defined in the Fee Letter) on a per transaction basis.

Exh. B-13

2. Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions.

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of third-party funded debt that is contractually subordinated in right of payment to the Term Loans with an outstanding balance in excess of the Subordinated Debt Threshold Amount (as defined in the Fee Letter), with carveouts for, among other things, (i) permitted refinancings of such debt, (ii) the payment of a regular dividend up to an amount to be agreed but no less than the sum of (1) an amount per annum equal to 7% of the market capitalization of Holdings, the Borrower or a parent entity following any public equity offering of Holdings, the Borrower or a parent entity plus (2) 7% per annum of the amount of net cash proceeds received in a public equity offering of Holdings, the Borrower or a parent entity (with a carryover of unused amounts to subsequent years), (iii) the Cumulative Credit, (iv) other restricted payments and redemptions and prepayments of payment subordinated debt in an amount not to exceed the General Restricted Payment Cap (as defined in the Fee Letter), (v) tax distributions and overhead payments including in respect of a parent entity, (vi) restricted payments in amounts not in excess of certain designated equity contributions and/or equity issuances received after the Closing Date that are excluded from the calculation of the Cumulative Credit and that are not utilized to incur indebtedness pursuant to clause (xi) of paragraph 4 below, (vii) additional restricted payments and redemptions and prepayments of payment subordinated debt so long as the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the Restricted Payment Ratio Level (as defined in the Fee Letter) and (viii) other restricted payments and redemptions and prepayments of payment subordinated debt in an amount not to exceed the Annual Restricted Payment Cap (as defined in the Fee Letter) per year (with carryover of unused or deferred amounts to subsequent years).

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A) in the case of indebtedness secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Term Facility, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the First Lien Leverage Incurrence Ratio Level, (B) in the case of indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Term Facility, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the Secured Leverage Incurrence Ratio Level and (C) in the case of other indebtedness, either (x) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 1.75 to 1.00 or (y) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Total Leverage Incurrence Ratio Level (provided that, the requirements of this clause (i) shall be satisfied if, with respect to the type of debt being incurred (and, in the case of Capital Structure A, solely with respect to any such indebtedness incurred in connection with an acquisition, investment or new project), the applicable ratio set forth in clause (i) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount)), (ii) permit the incurrence of capital lease obligations, finance lease obligations or other purchase money debt in an outstanding principal amount not to exceed the Purchase Money Debt Cap (as defined in the Fee Letter), (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the General Debt Cap (as defined in the Fee Letter), (iv) permit indebtedness incurred or assumed in connection with acquisitions, investments or new projects in an aggregate outstanding principal amount not to exceed the sum of (x) the Acquisition Debt Dollar

Exh. B-14

Basket (as defined in the Fee Letter) plus (y) an amount without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition, investment or new project on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred or assumed is satisfied on a Pro Forma Basis for such acquisition, investment or new project or such applicable ratio is no worse on a Pro Forma Basis for such acquisition, investment or new project than such ratio in effect immediately prior to such acquisition, investment or new project and, in each case for purposes of such calculations, disregarding an aggregate outstanding principal amount of indebtedness not to exceed the Disregarded Amount, (v) permit customary, non-recourse securitization financings (including in respect of receivables, real property, equipment and other customary assets and property to the extent capable of being included in securitization transactions (as determined by the Borrower in good faith)) (or, if recourse to any Loan Party, subject to a cap to be agreed), (vi) permit the incurrence of Refinancing Facilities and Refinancing Notes, (vii) permit indebtedness existing on the Closing Date and permitted refinancings thereof, (viii) permit indebtedness in lieu of, on a Dollar-for-Dollar basis, indebtedness permitted under the Incremental Facilities, (ix) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the JV Debt Cap (as defined in the Fee Letter), (x) permit indebtedness of non-Guarantor subsidiaries in an aggregate outstanding principal amount not to exceed the Non-Guarantor Debt Cap (as defined in the Fee Letter), (xi) permit indebtedness in an aggregate outstanding principal amount not to exceed 200% of the net cash proceeds received from sale or issuance of qualified equity interests or capital contributions that do not constitute “cure equity” and that are excluded from the calculation of the Cumulative Credit, (xii) permit refinancing indebtedness of any debt that was permitted when incurred on terms consistent with the Documentation Precedent (such indebtedness “Permitted Refinancing Indebtedness”); provided that any restrictions with respect to maturity or weighted average life to maturity shall not apply to refinancing indebtedness in the form of Bridge Loans or Term A Loans or other refinancing indebtedness in an aggregate principal amount outstanding not to exceed the Inside Maturity Date Debt Cap (as defined in the Fee Letter), (xiii) permit bilateral, working capital or local facilities in an aggregate outstanding principal amount not to exceed the Local Facilities Debt Cap (as defined in the Fee Letter) in addition to bilateral, working capital or local facilities for working capital purposes without dollar limit, (xiv) permit indebtedness in an aggregate outstanding principal amount not to exceed the aggregate amount of restricted payments that could otherwise be made by the Borrower at the time of such incurrence (with the aggregate principal amount of such indebtedness utilizing such available restricted payment capacity for so long as such indebtedness remains outstanding), (xv) permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Secured Notes, Senior Secured Bridge Loans and/or Senior Secured Securities outstanding on the Closing Date, (xvi) permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Unsecured Notes, the Senior Unsecured Bridge Loans and/or Senior Unsecured Securities outstanding on the Closing Date and (xvii) permit indebtedness in an aggregate outstanding principal amount not to exceed the ABL Amount (as defined in the Fee Letter).

5. Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an outstanding amount not to exceed the General Investment Cap (as defined in the Fee Letter) plus the Cumulative Credit, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the Similar Business Investment Cap (as defined in the Fee Letter), (iii) permit additional investments in joint ventures in an outstanding amount not to exceed the JV Investment

Exh. B-15

Cap (as defined in the Fee Letter), (iv) include an unlimited exception for permitted business acquisitions, including in respect of investments in entities that will become restricted subsidiaries and assets that will be owned by restricted subsidiaries, (v) permit unlimited investments in restricted subsidiaries, (vi) permit additional investments in unrestricted subsidiaries in an outstanding amount not to exceed the Unrestricted Subsidiary Investment Cap (as defined in the Fee Letter) and (vii) permit additional investments subject to the Investment Ratio Level (as defined in the Fee Letter).

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, (ii) permit the incurrence of liens on non-Collateral assets so long as such liens secure obligations that are otherwise permitted, (iii) permit the incurrence of junior liens on the Collateral (including liens securing notes or additional credit facilities); provided that any such notes or additional credit facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent, (iv) permit the incurrence of other liens, including pari passu liens, on the Collateral (including liens securing notes or additional credit facilities), subject to compliance with a Net First Lien Leverage Ratio on a Pro Forma Basis that is not greater than the First Lien Leverage Incurrence Ratio Level or would not cause the Net First Lien Leverage Ratio to be worse on a Pro Forma Basis than the Net First Lien Leverage Ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount); provided that any such notes or additional credit facilities secured by liens on the Collateral shall be subject to the First Lien/First Lien Intercreditor Agreement (in the case of pari passu liens on the Collateral) or another intercreditor agreement consistent with the Documentation Precedent, (v) permit the incurrence of other liens, including senior or pari passu liens, on the ABL Priority Collateral, securing indebtedness permitted under clause (xvii) of paragraph 4 above, (vi) permit liens securing indebtedness incurred or assumed in connection with acquisitions, investments or new projects that are permitted under clause (iv) of paragraph 4 above to the extent such debt is permitted to be secured and tested as secured debt; provided that any such indebtedness that is secured by liens on the Collateral shall be subject to the First Lien/First Lien Intercreditor Agreement (in the case of pari passu liens on the Collateral) or another intercreditor agreement consistent with the Documentation Precedent, (vii) permit liens existing on the Closing Date, (viii) permit liens securing securitization financings (including receivables financings), (ix) include a general basket for liens in an outstanding amount not to exceed the amount of the general debt basket under clause (iii) of paragraph 4 above, (x) permit liens securing indebtedness of the type permitted under clauses (ii), (iii), (iv), (vi), (viii), (x), (xi), (xiii), (xiv) and (xv) of paragraph 4 above and (xi) permit refinancing liens of any liens that were permitted when incurred.

7. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

8. Limitation on modifications to material payment subordinated debt documents.

9. Holdings covenant that will restrict the incurrence of liens on any equity interests of the Borrower (other than permitted liens) and require Holdings to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (for the avoidance of doubt, there shall be no restriction on the formation of additional holding companies above Holdings).

Exh. B-16

For covenant purposes, the Investors and their affiliates shall not be considered affiliates of the Borrower or its subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to a license agreement, operations management agreement, management services agreement, shared services agreement or other similar agreement entered into with the Borrower and/or its subsidiaries or, in each case, amendments thereto or replacements thereof that are not materially adverse to the Borrower or its subsidiaries. All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent).

Financial Covenant:	None.

Events of Default:
Only the following (subject to customary thresholds and grace periods to be agreed upon, but no lower or shorter than the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries and, with respect to the covenant in paragraph 9 of “Negative Covenants” above and bankruptcy related defaults, Holdings): nonpayment of principal, interest or other amounts in each case, subject to a 5 business day grace period in the case of interest and other amounts; violation of covenants (provided that with respect to any financial covenant in the ABL Facility or any other revolving credit facility, a breach shall only result in an event of default with respect to the Term Facility upon the lenders under the ABL Facility or other revolving credit facility having terminated the commitments under the ABL Facility or other revolving credit facility and accelerating any material loans then outstanding thereunder); incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness with an outstanding principal amount in excess of the EOD Threshold Amount (as defined in the Fee Letter); bankruptcy and similar events; material monetary judgment defaults in excess of the EOD Threshold Amount; ERISA events resulting in a Material Adverse Effect; invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change in control (to be defined in a manner consistent with the Documentation Precedent), subject to the Borrower’s option to make a change of control offer in a manner consistent with the Documentation Precedent.

Unrestricted Subsidiaries:
The definitive documentation for the Term Facility will contain provisions pursuant to which, subject to usage of investment capacity consistent with the Documentation Precedent, and for so long as no payment or bankruptcy event of default with respect to the Borrower would result therefrom, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and, so long as no payment or bankruptcy event of default with respect to the Borrower would result therefrom, subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation for the Term Facility, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent.

Exh. B-17

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:
The Lenders will be permitted to assign Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which the Borrower will be deemed to have consented 15 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default with respect to the Borrower. All assignments will also require the consent of the Term Facility Agent (subject to exceptions consistent with the Documentation Precedent), not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. The Term Facility Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans, subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral (other than in connection with any release of the relevant Guarantees or Collateral permitted by the definitive documentation for the Term Facility) and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Lenders without the consent of the Borrower if the Disqualified Lender list has been made available to such Lender) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date (provided that any such update, other than with respect to any affiliates of any Original Disqualified Lenders, additional bona fide competitors of the Borrower or the Target or their respective subsidiaries and affiliates and any affiliates of such bona fide competitors shall require the consent of the Term Facility Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and will remain on file with the Term Facility Agent and not be subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Term Facility to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Lender at the time of such assignment or participation, as the case may be. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Term Facility Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Borrower otherwise has a consent right.

Exh. B-18

The Term Facility Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders or “net short” provisions. Without limiting the generality of the foregoing, the Term Facility Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or Affiliated Lender or holds a “net short” position or (y) have any liability with respect to or arising out of any assignment of Term Loans, or disclosure of confidential information, to any Disqualified Lender or Lender holding a “net short” position.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Borrower’s affiliates (other than Holdings and its subsidiaries, except as set forth below, and other than to natural persons) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the amount of Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Term Loans, calculated as of the date of such purchase;

(iii) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(iv) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Term Facility Agent.

Non-Pro Rata Repurchases:
Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding amounts under the Term Facility in a non-pro rata manner; provided that (i) any loans so repurchased shall be immediately cancelled and (ii) no event of default would result therefrom.

Expenses and Indemnification:
Indemnification by the Borrower of the Term Facility Agent, Arrangers, Syndication Agent, the Documentation Agent, Lenders, their respective successors and assigns, their respective affiliates and the officers, directors, employees, agents, advisors, controlling persons and members and representatives of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by the Borrower, the Target or any of their respective affiliates) that relates to the Transactions, including the Facilities, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim,

Exh. B-19

damage, cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, agents, advisors, controlling persons or members (collectively, “Related Persons”), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons’) obligations under the definitive documentation for the Term Facility (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Term Facility Agent, the Syndication Agent, the Documentation Agent or any Arranger in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Term Facility Agent, Arrangers, the Syndication Agent, the Documentation Agent and the Lenders for the enforcement costs and documentary taxes associated with the Term Facility and (y) the Term Facility Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Term Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Term Facility Agent and Arrangers:	Davis Polk & Wardwell LLP.

Exh. B-20

ANNEX B-I

Interest Rates:
Subject to “Changes in Interest Rate Margins” below, the interest rates under the Term Facility will be, at the option of the Borrower, the Term SOFR Rate plus the Term Facility SOFR Spread (as defined in the Fee Letter) or ABR plus the Term Facility ABR Spread (as defined in the Fee Letter).

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Term Facility Agent, a shorter period) for Term SOFR Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Term Facility Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Term Facility Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Term SOFR Rate plus 1.00% per annum.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Term Facility Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any borrowing denominated in United States dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 p.m. (New York City time), two U.S. Government Securities Business Days (as defined according to then current market terms (as determined by the Borrower in good faith), which shall be reasonably acceptable to the Term Facility Agent) prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the Term SOFR Administrator; provided that, if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed zero.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate loan and for any tenor comparable to the applicable interest period, the rate per annum determined by the Term Facility Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

Changes in Interest Rate Margins:
From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, interest rate margins under the Term Facility will be subject to two reductions of 25 basis points based upon a Net First Lien Leverage Ratio to be agreed.

Exh. B-I-1

EXHIBIT C
Project Bamboo
Senior Secured Bridge Facility
Summary of Principal Terms and Conditions4

Borrower:
The Borrower under the Term Facility. The Borrower may designate one or more direct or indirect wholly-owned domestic subsidiaries of the Borrower as a co-borrower (subject to the receipt of customary “know your customer” information with respect to such entities).

Agent:
Morgan Stanley, acting through one or more of its branches or affiliates, will act as administrative agent for the Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunners and Senior Secured Bridge Arrangers:
Morgan Stanley, GS Bank, Citi, CA-CIB, Wells Fargo and Mizuho will act as joint bookrunners and joint lead arrangers for the Senior Secured Bridge Facility (together with any additional bookrunners and lead arrangers appointed by the Borrower, each in such capacity, a “Senior Secured Bridge Arranger” and collectively, the “Senior Secured Bridge Arrangers”), and will perform the duties customarily associated with such roles. Other joint lead arrangers and joint bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”)

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Senior Secured Bridge Facility:	As set forth in Exhibit A to the Commitment Letter. The Senior Secured Bridge Loans will be funded in full on the Closing Date in United States Dollars.

Definitive Documentation:
The definitive documentation for the Senior Secured Bridge Facility (the “Senior Secured Bridge Loan Documentation”) will contain the terms set forth in this Term Sheet and will otherwise be no less favorable to the Borrower than the Documentation Precedent.

Purpose:
The proceeds of the Senior Secured Bridge Loans on the Closing Date will be used by the Borrower, together with the proceeds from the Term Facility, borrowings under the ABL Facility, the Equity Contribution, the Senior Secured Notes (if any), the Senior Secured Securities (if any), the Senior Unsecured Bridge Loans (if any), the Senior Unsecured Notes (if any) and/or the Senior Unsecured Securities (if any), and cash on hand of the Borrower, the Target and their subsidiaries, to finance the Transactions.

Availability:
The full amount of the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

[4]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.
Exh. C-1

Ranking:
The Senior Secured Bridge Loans will constitute first-priority senior secured indebtedness of the Borrower with respect to the Term/Notes Priority Collateral and junior priority senior secured indebtedness of the Borrower with respect to the ABL Priority Collateral, and will rank pari passu in right of payment with all obligations under the Term Facility, the ABL Facility and all other senior indebtedness of the Borrower.

Senior Secured Bridge Facility Guarantees:
Subject to the last paragraph of Exhibit E, the Senior Secured Bridge Loans will be guaranteed by each Subsidiary Guarantor of the Term Facility (the “Note Guarantors”) on a first-priority senior secured basis with respect to the Term/Notes Priority Collateral and a junior priority senior secured basis with respect to the ABL Priority Collateral (the “Senior Secured Bridge Facility Guarantees”). The Senior Secured Bridge Facility Guarantees will rank pari passu in right of payment with all obligations under the Term Facility, the ABL Facility, the Senior Secured Bridge Facility and all other senior indebtedness of the Note Guarantors. The Senior Secured Bridge Facility Guarantees will be automatically released upon release of the corresponding guarantees of the Term Facility or other indebtedness that triggered the obligation to give a guarantee (other than in connection with the payment in full of the Term Facility or such other indebtedness); provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Term Facility or such other indebtedness.

Security:
Subject to the limitations set forth below, the last paragraph of Exhibit E to the Commitment Letter and other exceptions to be agreed upon, the Senior Secured Bridge Loans and the Senior Secured Bridge Facility Guarantees will be secured by (i) first-priority security interests (subject to permitted liens) in the Term/Notes Priority Collateral and (ii) junior priority security interests in the ABL Priority Collateral (subject to permitted liens and with the ABL Facility secured by first-priority security interests therein); provided that assets securing the Senior Secured Bridge Loans shall not include Excluded Property. The Collateral securing the Senior Secured Bridge Facility will be automatically released upon release of the corresponding Collateral securing the Term Facility (other than in connection with the payment in full and termination of the Term Facility), as applicable; provided that such released Collateral shall be reinstated if such released Collateral subsequently secures the Term Facility or the ABL Facility.

All of the above described security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

The Senior Secured Bridge Loans and the Senior Secured Bridge Facility Guarantees will be secured on a pari passu basis with the Term Facility and the Term Facility Agent will act as collateral agent with respect thereto. The relative rights and priorities in the Collateral for each of the Term Facility and the Senior Secured Bridge Facility will be set forth in the First Lien/First Lien Intercreditor Agreement.

The relative rights and priorities in the Collateral for each of the ABL Facility, on the one hand, and the Term Facility and the Senior Secured Bridge Facility, on the other hand, will be set forth in the ABL Intercreditor Agreement.

Interest Rates:
Interest for the first three month period commencing on the Closing Date shall be payable at the Term SOFR Rate (as defined below) plus the Senior Secured Bridge Loan Spread (as defined in the Fee Letter) (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each

Exh. C-2

three-month period thereafter, the Spread shall increase by an additional 25 basis points.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Senior Secured Bridge Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any borrowing denominated in United States dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 p.m. (New York City time), two U.S. Government Securities Business Days (as defined according to then current market terms (as determined by the Borrower in good faith), which shall be reasonably acceptable to the Senior Secured Bridge Agent) prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the Term SOFR Administrator; provided that, if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed zero.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate loan and for any tenor comparable to the applicable interest period, the rate per annum determined by the Senior Secured Bridge Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Secured Bridge Loans, the Senior Secured Term Loans (as defined below) or the Senior Secured Exchange Notes (as defined below) exceed a percentage amount per annum specified in the Fee Letter (the “Total Senior Secured Cap”), subject to the Default Rate below.

In addition, in no event shall the interest rate on the Senior Secured Bridge Loans exceed the highest rate permitted under applicable law.

Interest Payments:	Interest on the Senior Secured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal and interest shall bear interest at the applicable interest rate plus 2.0% per annum.

Conversion and Maturity:
On the first anniversary of the Closing Date (the “Senior Secured Bridge Conversion Date”), any Senior Secured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured term loan (each a “Senior Secured Term Loan”) due on the date that is seven years after the Closing Date (the “Senior Secured Term Loan Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex C-I. On the Senior Secured Bridge Conversion Date and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at

Exh. C-3

the option of the applicable Lender, such Senior Secured Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Senior Secured Exchange Notes”) having an equal principal amount; provided, however, that the Borrower may defer each issuance of Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $250 million in principal amount of Senior Secured Exchange Notes.

The Senior Secured Term Loans will be governed by the provisions of the Senior Secured Bridge Loan Documentation and will have the same terms as the Senior Secured Bridge Loans except as expressly set forth on Annex C-I hereto. The Senior Secured Exchange Notes will be issued pursuant to an indenture in a form and on terms (except as set forth on Annex C-II hereto) no less favorable to the Borrower than as set forth in the Documentation Precedent.

Mandatory Prepayments:
Consistent with the Documentation Precedent, the Senior Secured Bridge Loans shall be prepaid with, subject to certain customary and other exceptions and reinvestment rights to be agreed upon, (i) the net cash proceeds from the issuance of the Senior Secured Securities and indebtedness incurred to refinance the Senior Secured Bridge Loans; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Senior Secured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Secured Bridge Loans held by other Lenders; and (ii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any restricted subsidiary (including proceeds from the sale of stock of any restricted subsidiary, but excluding securitizations and excluding, for the avoidance of doubt, dispositions of ABL Priority Collateral (and to be shared, to the extent required, no more than ratably, with other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Senior Secured Bridge Facility (including the Term Facility) and subject to reinvestment rights and other exceptions, stepdowns, thresholds and de minimis amounts consistent with the Senior Secured Exchange Notes.

Prepayments attributable to foreign subsidiaries’ asset sale proceeds will be limited under the Senior Secured Bridge Loan Documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or contractual restrictions or (y) would result in a material adverse tax consequence to the Borrower or its subsidiaries as determined in good faith by the Borrower; provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

The Borrower will also be required to offer to prepay the Senior Secured Bridge Loans following the occurrence of a change in control (to be defined in a manner consistent with high-yield debt securities and the Documentation Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repayment.

Voluntary Prepayments:
The Senior Secured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to, but not including, the date of prepayment but without premium or penalty upon not less than three business days’ (or such shorter period

Exh. C-4

as may be agreed by the Senior Secured Bridge Agent) prior written notice (which may be conditioned upon the occurrence of a refinancing or other event), at the option of the Borrower at any time.

Conditions Precedent to Initial Borrowing:
Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit E): delivery of reasonably satisfactory customary (consistent with similar financing transactions for counsel to the Borrower) legal opinions of counsel for the Borrower and for the Note Guarantors, in each case, organized under New York or Delaware law (or other material jurisdictions to be mutually agreed by the Senior Secured Bridge Agent and the Borrower); a certificate from the chief financial officer of the Borrower or the Target in the form attached as Exhibit F (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a Beneficial Ownership Certification for the Borrower and the other Guarantors, in each case, that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to any Lender that has requested such certification (in each case, at least three business days prior to the Closing Date, in each case to the extent reasonably requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for the Borrower and any Note Guarantor party to the Senior Secured Bridge Loan Documentation on the Closing Date; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit E; customary closing certificates; execution of the Guarantees by the Target and the Note Guarantors, which shall only be effective after giving effect to the Acquisition; accuracy of the Specified Representations in all material respects and, to the extent that the Acquisition is consummated pursuant to a Merger Agreement, accuracy of any Target Representations (each such term as defined in Exhibit E) to the extent required pursuant to the last paragraph of Exhibit E; and delivery of a notice of borrowing.

The Senior Secured Bridge Loan Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit E thereto, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Secured Bridge Facility. The failure of any representation or warranty (other than the Specified Representations and any Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Secured Bridge Facility.

Assignments and Participations:
Each Lender shall have the right to assign or sell participations in the Senior Secured Bridge Loans held by it in compliance with applicable law to any third party with, solely in the case of assignments, the prior written consent of the Senior Secured Bridge Agent (subject to exceptions consistent with those set forth in the Documentation Precedent and not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to

Exh. C-5

any assignment of the Senior Secured Bridge Loans which occurs on or before the Senior Secured Bridge Conversion Date each Lender will consult with the Borrower regarding any such assignment and, unless there has been a Senior Secured Bridge Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default with respect to the Borrower has occurred, the consent of the Borrower will be required with respect to any assignment (such consent not to be unreasonably withheld) if, subsequent thereto, the Initial Lenders would hold less than 50.1% of the outstanding Senior Secured Bridge Loans. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 15 business days of a request for such consent.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Lenders without the consent of the Borrower if the Disqualified Lender list has been made available to such Lender) of the Senior Secured Bridge Loans shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date (provided that any such update, other than with respect to any affiliates of any Original Disqualified Lenders, additional bona fide competitors of the Borrower or the Target or their respective subsidiaries and affiliates and any affiliates of such bona fide competitors identified in writing shall require the consent of the Senior Secured Bridge Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and will remain on file with the Senior Secured Bridge Agent and not subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Senior Secured Bridge Loans to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Lender at the time of such assignment or participation, as the case may be. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Senior Secured Bridge Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Borrower otherwise has a consent right.

The Senior Secured Bridge Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders or “net short” provisions. Without limiting the generality of the foregoing, the Senior Secured Bridge Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or Affiliated Lender or holds a “net short” position or (y) have any liability with respect to or arising out of any assignment of Senior Secured Bridge Loans, or disclosure of confidential information, to any Disqualified Lender or Lender holding a “net short” position.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Borrower’s affiliates (other than Holdings and its subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject

Exh. C-6

only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the amount of Senior Secured Bridge Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Senior Secured Bridge Loans, calculated as of the date of such purchase;

(iii) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(iv) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Senior Secured Bridge Agent.

Non-Pro Rata Repurchases:
Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Senior Secured Bridge Facility in a non-pro rata manner; provided that (i) any loans so repurchased shall be immediately cancelled and (ii) no event of default exists or would result therefrom.

Representations and Warranties:
The Senior Secured Bridge Loan Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries specified under the caption “Representations and Warranties” in the Term Facility Term Sheet, with such changes as are appropriate to reflect the Senior Secured Bridge Loans and consistent with the Documentation Precedent (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the documentation for the Term Facility).

Covenants:
The Senior Secured Bridge Loan Documentation will contain such affirmative covenants consistent, to the extent applicable, with those of the Term Facility and, in addition, a customary securities demand covenant. The Senior Secured Bridge Loan Documentation will contain incurrence-based negative covenants with respect to the Borrower and its restricted subsidiaries consistent with the Senior Secured Exchange Notes. In no event will the covenants be more restrictive than the corresponding covenants in the Term Facility; provided that the covenants governing the making of distributions (limited to the Cumulative Credit and the general restricted payment baskets) and the incurrence of debt and liens (limited to the covenant permitting the incurrence of debt and liens subject to a ratio based test) may be more restrictive prior to the Senior Secured Bridge Conversion Date in a manner to be agreed.

Financial Covenants:	None.

Events of Default:	Consistent with the Documentation Precedent (and in any event no more restrictive to the Borrower than those set forth in the documentation for the Term Facility).

In case an event of default shall occur and be continuing, the holders of at least 30% in aggregate principal amount of the Senior Secured Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Secured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on

Exh. C-7

the Senior Secured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Secured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Secured Bridge Loans.

Voting:
Amendments and waivers of the Senior Secured Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Secured Bridge Loans, except that the consent of each Lender directly adversely affected shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender (provided that, waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose), (b) extensions of final maturity of the Senior Secured Bridge Loans of such Lender (except as provided under the caption “Conversion and Maturity” above) or interest or fee payment dates, (c) releases of all or substantially all of the value of the Senior Secured Bridge Facility Guarantees (other than in connection with any release of the relevant Senior Secured Bridge Facility Guarantees permitted by the Senior Secured Bridge Loan Documentation), (d) additional restrictions on the right to exchange Senior Secured Term Loans for Senior Secured Exchange Notes or any amendment of the rate of such exchange, and (e) any reduction of the voting rights of such Lender.

In addition, release of all or substantially all of the Collateral (other than in connection with any release of the Collateral permitted by the Senior Secured Bridge Loan Documentation) will require the approval of Lenders holding more than 66 2/3% of the aggregate amount of the Senior Secured Bridge Loans.

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Documentation Precedent (including, without limitation, customary provisions with respect to Dodd-Frank and Basel III).

Expenses and Indemnification:
Indemnification by the Borrower of the Senior Secured Bridge Facility Agent, Senior Secured Bridge Arrangers, Syndication Agent, Documentation Agent, Lenders, their respective successors and assigns, their affiliates and the officers, directors, employees, agents, advisors, controlling persons and members and representatives of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by the Borrower, the Target or any of their respective affiliates) that relates to the Transactions, including the Senior Secured Bridge Loan Facility, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s Related Persons (as defined in Exhibit B to the Commitment Letter), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the Senior Secured Bridge Loan Documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the

Exh. C-8

Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Senior Secured Bridge Agent or any Senior Secured Bridge Arranger, the Documentation Agent or the Syndication Agent in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable, for such affected Indemnified Person)) of (x) the Senior Secured Bridge Agent, Senior Secured Bridge Arrangers, the Syndication Agent, the Documentation Agent and the Lenders for the enforcement costs and documentary taxes associated with the Senior Secured Bridge Facility and (y) the Senior Secured Bridge Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Secured Bridge Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to the Senior Secured Bridge Agent and the Senior Secured Bridge Arrangers:	Davis Polk & Wardwell LLP .

Exh. C-9

ANNEX C-I
Senior Secured Term Loans

Maturity:	The Senior Secured Term Loans will mature on the date that is seven years after the Closing Date.

Interest Rate:
The Senior Secured Term Loans will bear interest at an interest rate per annum equal to the Total Senior Secured Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Secured Term Loan Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Secured Bridge Loans.

Security:	Same as the Senior Secured Bridge Loans.

Covenants, Prepayments, Events of Default and Voting:
Upon and after the Senior Secured Bridge Conversion Date, the covenants, mandatory prepayment provisions, events of default and voting provisions that would be applicable to the Senior Secured Exchange Notes, if issued, will also be applicable to the Senior Secured Term Loans in lieu of the corresponding provisions of the Senior Secured Bridge Loan Documentation; provided that the optional prepayment provisions applicable to the Senior Secured Bridge Loans shall remain applicable to the Senior Secured Term Loans.

Conditions Precedent to Conversion:
The conversion of the Senior Secured Bridge Loans into Senior Secured Term Loans on the Senior Secured Bridge Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default.

Exh. C-I-1

ANNEX C-II
Senior Secured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Senior Secured Exchange Notes, is referred to as the “Issuer.”

Issue:
The Senior Secured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) no less favorable to the Borrower than as set forth in the Documentation Precedent.

Maturity:	The Senior Secured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Secured Cap.

Guarantees:	Same as the Senior Secured Bridge Loans.

Security:	Same as the Senior Secured Bridge Loans.

Ranking:	Consistent with the Senior Secured Bridge Loans.

Mandatory Redemption:	None.

Optional Redemption:
Unless a Senior Secured Bridge Demand Failure Event has occurred, in the case of Senior Secured Exchange Notes held by an Initial Lender under the Senior Secured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or with respect to Senior Secured Exchange Notes acquired in ordinary course market making), the Issuer may redeem such Senior Secured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Secured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Secured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates or with respect to Senior Secured Exchange Notes acquired in ordinary course market making) at such prices for so long as such Senior Secured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Except as set forth below, Senior Secured Exchange Notes held by any party that is not an Initial Lender under the Senior Secured Bridge Facility and is not affiliated with any such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties (the “Asset Management Affiliates”) or in ordinary course market making), will be non-callable until the second anniversary of the Closing Date.

Prior to the second anniversary of the Closing Date, the Issuer may redeem such Senior Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 50% of such Senior Secured Exchange Notes in a principal amount not in excess of an amount equal to the amount of proceeds from an equity offering (or equity contribution) at a price equal to par plus the coupon on such Senior Secured Exchange Notes.

After the second anniversary of the Closing Date, Senior Secured Exchange Notes will

Exh. C-II-1

be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Secured Exchange Notes, which premium shall decline to 25% of the coupon on such Senior Secured Exchange Notes on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

In addition, the Issuer may redeem up to 10% of such Senior Secured Exchange Notes per annum at a price equal to 103% of the principal amount thereof, plus accrued and unpaid interest.

Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes with 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions (other than securitizations and other than, for the avoidance of doubt, dispositions of ABL Priority Collateral) in excess of the Asset Disposition Threshold Amount (as defined in the Fee Letter) by the Issuer or any restricted subsidiary in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent (and in no event less favorable than the Term Facility); provided that (1) (x) no net cash proceeds realized in a single transaction or series of related transactions shall be subject to the mandatory prepayments and reinvestment requirements unless such net cash proceeds shall exceed the Net Proceeds Per Transaction Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) and (y) no net cash proceeds calculated in accordance with the foregoing shall be subject to the mandatory prepayments and reinvestment requirements in any fiscal year until the aggregate amount of all such net cash proceeds otherwise subject to the mandatory prepayments and reinvestment requirements pursuant to the foregoing clause (x) in such fiscal year shall exceed the Net Proceeds Per Fiscal Year Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) and (2) the amount of any net cash proceeds that would otherwise be subject to any asset sale offer requirements will be reduced to (i) 50% if, at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, the Net First Lien Leverage Ratio is less than or equal to the First Mandatory Prepayment Stepdown Ratio but greater than the Second Mandatory Prepayment Stepdown Ratio and (ii) 0% if, at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, the Net First Lien Leverage Ratio is less than or equal to the Second Mandatory Prepayment Stepdown Ratio (any net proceeds that are not required to be applied as a result of the foregoing stepdowns and exceptions, the “Below Threshold Asset Sale Proceeds”).

Offer to Repurchase Upon a Change of Control:
The Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes following the occurrence of a “change in control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent.

Exh. C-II-2

Registration Rights:	None (Rule 144A for life).

Covenants:
Substantially the same as those in the Documentation Precedent for high yield debt securities (including in respect of baskets and carveouts to such covenants), subject to the provisions below; provided, that, such covenants shall in no event be more restrictive than the corresponding covenant in the Term Facility (including, without limitation, with respect to acquisitions, dispositions and restricted payments). For the avoidance of doubt, there shall be no financial maintenance covenants.

1.
The provisions limiting indebtedness shall, in addition to carveouts consistent with the Documentation Precedent:

   •
permit the incurrence of indebtedness by the Issuer and its restricted subsidiaries if either (1) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 1.75 to 1.00 or (2) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Senior Secured Bridge Total Leverage Incurrence Ratio Level (as defined in the Fee Letter); provided that, the requirements of this bullet shall be satisfied if (and, in the case of Capital Structure A, solely with respect to any such indebtedness incurred in connection with an acquisition, investment or new project) the applicable ratio set forth in clause (1) or clause (2) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount (as defined in the Fee Letter));

  •
provide for the incurrence of indebtedness pursuant to baskets consistent with the Documentation Precedent and include a general indebtedness basket of at least the Senior Secured Bridge Facility General Debt Cap (as defined in the Fee Letter);

  •
provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i)(x) the aggregate amount of the Term Facility on the Closing Date (including the Incremental Dollar Amount of the accordion provisions thereunder), plus (y) the ABL Amount, plus (z) a cushion equal to the Senior Secured Bridge Facility Bank Basket Cushion (as defined in the Fee Letter), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the Net First Lien Leverage Ratio on a Pro Forma Basis to exceed the Senior Secured Bridge First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter) on the date of incurrence (or would not cause the Net First Lien Leverage Ratio to be worse on a Pro Forma Basis than the Net First Lien Leverage Ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount) (it being understood that any indebtedness incurred under clause (ii) above shall be included in the calculation of the Net First Lien Leverage Ratio for such purpose);

  •
permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Secured Notes, the Senior Secured Bridge Loans and/or the Senior Secured Securities outstanding on the Closing Date; and

Exh. C-II-3

  •
permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Unsecured Notes, the Senior Unsecured Bridge Loans and/or Senior Unsecured Securities outstanding on the Closing Date.

2.
The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) a general permitted liens basket of at least the Senior Secured Bridge Facility General Lien Cap (as defined in the Fee Letter), (ii) the ability to incur liens, including pari passu liens on the Collateral, to secure indebtedness to the extent that the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the Senior Secured Bridge First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter) (or would not cause the Net First Lien Leverage Ratio to be worse on a Pro Forma Basis than the Net First Lien Leverage Ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount), (iii) the ability to incur junior liens on the Collateral, (iv) the ability to incur other liens securing indebtedness permitted under the third bullet of paragraph 1 above (including senior liens on the ABL Priority Collateral to secure indebtedness permitted under clause (i)(y) of the third bullet of paragraph 1 above), (v) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted and (vi) permit the incurrence of liens to secure indebtedness incurred under the fourth bullet of paragraph 1 above.

3.
The provisions limiting restricted payments shall provide (i) that the restricted payment “builder” will be based on 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Precedent but in any event if such Consolidated Net Income in any fiscal quarter shall be less than zero, such amount shall be deemed zero for such fiscal quarter) of the Issuer and its subsidiaries from the first day of the fiscal quarter in which the Closing Date occurs and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Senior Secured Bridge Starter Basket Amount (as defined in the Fee Letter), (ii) for the making of other restricted payments and restricted investments pursuant to baskets consistent with the Documentation Precedent and (x) include a general restricted payment basket of the Senior Secured Bridge Facility General Restricted Payment Cap (as defined in the Fee Letter), (y) permit restricted payments so long as the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the Senior Secured Bridge Facility Restricted Payment Ratio Level (as defined in the Fee Letter) and (z) permit investments subject to the Senior Secured Bridge Facility Investment Ratio Level (as defined in the Fee Letter), (iii) the amount of the restricted payment “builder” will be increased by an amount equal to the amount of any net cash proceeds from an asset sale that are either Below Threshold Asset Sale Proceeds or are declined by any holder of Senior Secured Exchange Notes in connection with any asset sale offer for the Senior Secured Exchange Notes and (iv) for the making of other restricted payments in an amount not to exceed the Annual Restricted Payment Cap (as defined in the Fee Letter) per year (with carryover of unused or deferred amounts to subsequent years).

Events of Default:
Customary for high yield debt securities and consistent with the Documentation Precedent (and in any event no more restrictive to the Issuer than those set forth in the documentation for the Term Facility).

Exh. C-II-4

EXHIBIT D
Project Bamboo
Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions5

Borrower:
The Borrower under the Term Facility. The Borrower may designate one or more direct or indirect wholly-owned domestic subsidiaries of the Borrower as a co-borrower (subject to the receipt of customary “know your customer” information with respect to such entities).

Agent:
Morgan Stanley, acting through one or more of its branches or affiliates, will act as administrative agent for the Senior Unsecured Bridge Facility (in such capacity, the “Senior Unsecured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunners and Senior Unsecured Bridge Arrangers:
Morgan Stanley, GS Bank, Citi, CA-CIB, Wells Fargo and Mizuho will act as joint bookrunners and joint lead arrangers for the Senior Unsecured Bridge Facility (together with any additional bookrunners and lead arrangers appointed by the Borrower, each in such capacity, a “Senior Unsecured Bridge Arranger” and collectively, the “Senior Unsecured Bridge Arrangers”), and will perform the duties customarily associated with such roles. Other joint lead arrangers and joint bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”)

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Senior Unsecured Bridge Facility:	As set forth in Exhibit A to the Commitment Letter. The Senior Unsecured Bridge Loans will be funded in full on the Closing Date in United States Dollars.

Definitive Documentation:
The definitive documentation for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Loan Documentation”) will contain the terms set forth in this Term Sheet and will otherwise be no less favorable to the Borrower than the Documentation Precedent.

Purpose:
The proceeds of the Senior Unsecured Bridge Loans on the Closing Date will be used by the Borrower, together with the proceeds from the Term Facility, borrowings under the ABL Facility, the Equity Contribution, the Senior Unsecured Notes (if any), the Senior Unsecured Securities (if any), the Senior Secured Bridge Loans (if any), the Senior Secured Notes (if any) and/or the Senior Secured Securities (if any), and cash on hand of the Borrower, the Target and their subsidiaries, to finance the Transactions.

Availability:	The full amount of the Senior Unsecured Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Unsecured

[3]
For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the exercise of the “Market Flex” and/or “Securities Demand” provisions under the Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. D-1

Bridge Facility that are repaid or prepaid may not be reborrowed.
Ranking:
The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Borrower, and will rank pari passu in right of payment with all obligations under the Term Facility, the Senior Secured Bridge Facility, the ABL Facility and all other senior indebtedness of the Borrower.

Senior Unsecured Bridge Facility Guarantees:
Subject to the last paragraph of Exhibit E, the Senior Unsecured Bridge Loans will be guaranteed by each Subsidiary Guarantor of the Term Facility (the “Note Guarantors”) on a senior unsecured basis (the “Senior Unsecured Bridge Facility Guarantees”). The Senior Unsecured Bridge Facility Guarantees will rank pari passu in right of payment with all obligations under the Term Facility, the Senior Secured Bridge Facility, the ABL Facility, and all other senior indebtedness of the Note Guarantors. The Senior Unsecured Bridge Facility Guarantees will be automatically released upon release of the corresponding guarantees of the Term Facility or other indebtedness that triggered the obligation to give a guarantee (other than in connection with the payment in full of the Term Facility or such other indebtedness); provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Term Facility or such other indebtedness.

Security:	None.

Interest Rates:
Interest for the first three month period commencing on the Closing Date shall be payable at the Term SOFR Rate (as defined below) plus the Senior Unsecured Bridge Loan Spread (as defined in the Fee Letter) (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three-month period thereafter, the Spread shall increase by an additional 25 basis points.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Senior Unsecured Bridge Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any borrowing denominated in United States dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 p.m. (New York City time), two U.S. Government Securities Business Days (as defined according to then current market terms (as determined by the Borrower in good faith), which shall be reasonably acceptable to the Senior Unsecured Bridge Agent) prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the Term SOFR Administrator; provided that, if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed zero.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate loan and for any tenor comparable to the applicable interest period, the rate per annum determined by the Senior Unsecured Bridge Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which

Exh. D-2

such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Unsecured Bridge Loans, the Senior Unsecured Term Loans (as defined below) or the Senior Unsecured Exchange Notes (as defined below) exceed a percentage amount per annum specified in the Fee Letter (the “Total Senior Unsecured Cap”), subject to the Default Rate below.

In addition, in no event shall the interest rate on the Senior Unsecured Bridge Loans exceed the highest rate permitted under applicable law.

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal and interest shall bear interest at the applicable interest rate plus 2.0% per annum.

Conversion and Maturity:
On the first anniversary of the Closing Date (the “Senior Unsecured Bridge Conversion Date”), any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Senior Unsecured Term Loan Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex D-I. On the Senior Unsecured Bridge Conversion Date and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Lender, such Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount; provided, however, that the Borrower may defer each issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $250 million in principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Unsecured Bridge Loan Documentation and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth on Annex D-I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture in a form and on terms (except as set forth on Annex D-II hereto) no less favorable to the Borrower than as set forth in the Documentation Precedent.

Mandatory Prepayments:
Consistent with the Documentation Precedent, the Senior Unsecured Bridge Loans shall be prepaid with, subject to certain customary and other exceptions and reinvestment rights to be agreed upon, (i) the net cash proceeds from the issuance of the Senior Unsecured Securities and indebtedness incurred to refinance the Senior Unsecured Bridge Loans; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay

Exh. D-3

the Senior Unsecured Bridge Loans held by other Lenders; and (ii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any restricted subsidiary (including proceeds from the sale of stock of any restricted subsidiary, but excluding securitizations and excluding, for the avoidance of doubt, dispositions of ABL Priority Collateral) (over the amount required to be paid to the lenders under the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes and/or the Senior Secured Securities and any other secured indebtedness) and subject to reinvestment rights and other exceptions, stepdowns, thresholds and de minimis amounts consistent with the Senior Unsecured Exchange Notes.

Prepayments attributable to foreign subsidiaries’ asset sale proceeds will be limited under the Senior Unsecured Bridge Loan Documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or contractual restrictions or (y) would result in a material adverse tax consequence to the Borrower or its subsidiaries as determined in good faith by the Borrower; provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

The Borrower will also be required to offer to prepay the Senior Unsecured Bridge Loans following the occurrence of a change in control (to be defined in a manner consistent with high-yield debt securities and the Documentation Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repayment.

Voluntary Prepayments:
The Senior Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to, but not including, the date of prepayment but without premium or penalty upon not less than three business days’ (or such shorter period as may be agreed by the Senior Unsecured Bridge Agent) prior written notice (which may be conditioned upon the occurrence of a refinancing or other event), at the option of the Borrower at any time.

Conditions Precedent to Initial Borrowing:
Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit E): delivery of reasonably satisfactory customary (consistent with similar financing transactions for counsel to the Borrower) legal opinions of counsel for the Borrower and for the Note Guarantors, in each case, organized under New York or Delaware law (or other material jurisdictions to be mutually agreed by the Senior Unsecured Bridge Agent and the Borrower); a certificate from the chief financial officer of the Borrower or the Target in the form attached as Exhibit F (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a Beneficial Ownership Certification for the Borrower and the other Guarantors, in each case, that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to any Lender that has requested such certification (in each case, at least three business days prior to the Closing Date, in each case to the extent reasonably requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for

Exh. D-4

the Borrower and any Note Guarantor party to the Senior Unsecured Bridge Loan Documentation on the Closing Date; customary closing certificates; execution of the Guarantees by the Target and the Note Guarantors, which shall only be effective immediately after giving effect to the Acquisition; accuracy of the Specified Representations in all material respects and, to the extent that the Acquisition is consummated pursuant to a Merger Agreement, accuracy of any Target Representations (each such term as defined in Exhibit E) to the extent required pursuant to the last paragraph of Exhibit E; and delivery of a notice of borrowing.
The Senior Unsecured Bridge Loan Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit E thereto, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Unsecured Bridge Facility. The failure of any representation or warranty (other than the Specified Representations and any Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Unsecured Bridge Facility.

Assignments and Participations:
Each Lender shall have the right to assign or sell participations in the Senior Unsecured Bridge Loans held by it in compliance with applicable law to any third party with, solely in the case of assignments, the prior written consent of the Senior Unsecured Bridge Agent (subject to exceptions consistent with those set forth in the Documentation Precedent and not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to any assignment of the Senior Unsecured Bridge Loans which occurs on or before the Senior Unsecured Bridge Conversion Date each Lender will consult with the Borrower regarding any such assignment and, unless there has been a Senior Unsecured Bridge Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default with respect to the Borrower has occurred, the consent of the Borrower will be required with respect to any assignment (such consent not to be unreasonably withheld) if, subsequent thereto, the Initial Lenders would hold less than 50.1% of the outstanding Senior Unsecured Bridge Loans. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 15 business days of a request for such consent.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Lenders without the consent of the Borrower if the Disqualified Lender list has been made available to such Lender) of the Senior Unsecured Bridge Loans shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date (provided that any such update, other than with respect to any affiliates of any Original Disqualified Lenders, additional bona fide competitors of the Borrower or the Target or their respective subsidiaries and affiliates and any affiliates of such bona fide competitors identified in writing shall require the consent of the Senior Unsecured Bridge Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and will remain on file with the Senior Unsecured Bridge Agent and not subject to further disclosure); provided that

Exh. D-5

the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Senior Unsecured Bridge Loans to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Lender at the time of such assignment or participation, as the case may be. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Senior Unsecured Bridge Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Borrower otherwise has a consent right.

The Senior Unsecured Bridge Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders or “net short” provisions. Without limiting the generality of the foregoing, the Senior Unsecured Bridge Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or Affiliated Lender or holds a “net short” position or (y) have any liability with respect to or arising out of any assignment of Senior Unsecured Bridge Loans, or disclosure of confidential information, to any Disqualified Lender or Lender holding a “net short” position.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Borrower’s affiliates (other than Holdings and its subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the amount of Senior Unsecured Bridge Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Senior Unsecured Bridge Loans, calculated as of the date of such purchase;

(iii) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(iv) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Senior Unsecured Bridge Agent.

Non-Pro Rata Repurchases:
Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Senior Unsecured Bridge Facility in a non-pro rata manner; provided that (i) any loans so repurchased shall be immediately cancelled and (ii) no event of default exists or would result therefrom.

Exh. D-6

Representations and Warranties:
The Senior Unsecured Bridge Loan Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries specified under the caption “Representations and Warranties” in the Term Facility Term Sheet, with such changes as are appropriate to reflect the Senior Unsecured Bridge Loans and consistent with the Documentation Precedent (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the documentation for the Term Facility).

Covenants:
The Senior Unsecured Bridge Loan Documentation will contain such affirmative covenants consistent, to the extent applicable, with those of the Term Facility and, in addition, a customary securities demand covenant. The Senior Unsecured Bridge Loan Documentation will contain incurrence-based negative covenants with respect to the Borrower and its restricted subsidiaries consistent with the Senior Unsecured Exchange Notes. In no event will the covenants be more restrictive than the corresponding covenants in the Term Facility; provided that the covenants governing the making of distributions (limited to the Cumulative Credit and the general restricted payment baskets) and the incurrence of debt and liens (limited to the covenant permitting the incurrence of debt and liens subject to a ratio based test) may be more restrictive prior to the Senior Unsecured Bridge Conversion Date in a manner to be agreed.

Financial Covenants:	None.

Events of Default:
Consistent with the Documentation Precedent (and in any event no more restrictive to the Borrower than those set forth in the documentation for the Term Facility).

In case an event of default shall occur and be continuing, the holders of at least 30% in aggregate principal amount of the Senior Unsecured Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Unsecured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Unsecured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Unsecured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Unsecured Bridge Loans.

Voting:
Amendments and waivers of the Senior Unsecured Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Unsecured Bridge Loans, except that the consent of each Lender directly adversely affected shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender (provided that, waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose), (b) extensions of final maturity of the Senior Unsecured Bridge Loans of such Lender (except as provided under the caption “Conversion and Maturity” above) or interest or fee payment dates, (c) releases of all or substantially all of the value of the Senior Unsecured Bridge Facility Guarantees (other than in connection with any release of the relevant Senior Unsecured Bridge Facility Guarantees permitted by the Senior Unsecured Bridge Loan Documentation), (d) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange, and (e) any reduction of the voting rights of such Lender.

Exh. D-7

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Documentation Precedent (including, without limitation, customary provisions with respect to Dodd-Frank and Basel III).

Expenses and Indemnification:
Indemnification by the Borrower of the Senior Unsecured Bridge Facility Agent, Senior Unsecured Bridge Arrangers, Syndication Agent, Documentation Agent, Lenders, their respective successors and assigns, their affiliates and the officers, directors, employees, agents, advisors, controlling persons and members and representatives of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by the Borrower, the Target or any of their respective affiliates) that relates to the Transactions, including the Senior Unsecured Bridge Loan Facility, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s Related Persons (as defined in Exhibit B to the Commitment Letter), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the Senior Unsecured Bridge Loan Documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Senior Unsecured Bridge Agent or any Senior Unsecured Bridge Arranger, the Documentation Agent or the Syndication Agent in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable, for such affected Indemnified Person)) of (x) the Senior Unsecured Bridge Agent, Senior Unsecured Bridge Arrangers, the Syndication Agent, the Documentation Agent and the Lenders for the enforcement costs and documentary taxes associated with the Senior Unsecured Bridge Facility and (y) the Senior Unsecured Bridge Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Unsecured Bridge Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to the Senior Unsecured Bridge Agent and the Senior Unsecured Bridge Arrangers:	Davis Polk & Wardwell LLP .

Exh. D-8

ANNEX D-I
Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:
The Senior Unsecured Term Loans will bear interest at an interest rate per annum equal to the Total Senior Unsecured Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Unsecured Term Loan Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Covenants, Prepayments, Events of Default and Voting:
Upon and after the Senior Unsecured Bridge Conversion Date, the covenants, mandatory prepayment provisions, events of default and voting provisions that would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Loan Documentation; provided that the optional prepayment provisions applicable to the Senior Unsecured Bridge Loans shall remain applicable to the Senior Unsecured Term Loans.

Conditions Precedent to Conversion:
The conversion of the Senior Unsecured Bridge Loans into Senior Unsecured Term Loans on the Senior Unsecured Bridge Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default.

Exh. D-I-1

ANNEX D-II
Senior Unsecured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer.”

Issue:
The Senior Unsecured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) no less favorable to the Borrower than as set forth in the Documentation Precedent.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Unsecured Cap.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Ranking:	Consistent with the Senior Unsecured Bridge Loans.

Mandatory Redemption:	None.

Optional Redemption:
Unless a Senior Unsecured Bridge Demand Failure Event has occurred, in the case of Senior Unsecured Exchange Notes held by an Initial Lender under the Senior Unsecured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making), the Issuer may redeem such Senior Unsecured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Unsecured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Unsecured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making) at such prices for so long as such Senior Unsecured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Except as set forth below, Senior Unsecured Exchange Notes held by any party that is not an Initial Lender under the Senior Unsecured Bridge Facility and is not affiliated with any such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties (the “Asset Management Affiliates”) or in ordinary course market making), will be non-callable until the third anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 50% of such Senior Unsecured Exchange Notes in a principal amount not in excess of an amount equal to the amount of proceeds from an equity offering (or equity contribution) at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

Exh. D-II-1

After the third anniversary of the Closing Date, Senior Unsecured Exchange Notes will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Unsecured Exchange Notes, which premium shall decline to 25% of the coupon on such Senior Unsecured Exchange Notes on the fourth anniversary of the Closing Date and to zero on the fifth anniversary of the Closing Date.

In addition, the Issuer may redeem up to 10% of such Senior Unsecured Exchange Notes per annum at a price equal to 103% of the principal amount thereof, plus accrued and unpaid interest.

Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes with 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions (other than securitizations and other than, for the avoidance of doubt, dispositions of ABL Priority Collateral) in excess of the Asset Disposition Threshold Amount (as defined in the Fee Letter) by the Issuer or any restricted subsidiary in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent (and in no event less favorable than the Term Facility); provided that (1) (x) no net cash proceeds realized in a single transaction or series of related transactions shall be subject to the mandatory prepayments and reinvestment requirements unless such net cash proceeds shall exceed the Net Proceeds Per Transaction Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) and (y) no net cash proceeds calculated in accordance with the foregoing shall be subject to the mandatory prepayments and reinvestment requirements in any fiscal year until the aggregate amount of all such net cash proceeds otherwise subject to the mandatory prepayments and reinvestment requirements pursuant to the foregoing clause (x) in such fiscal year shall exceed the Net Proceeds Per Fiscal Year Threshold (as defined in the Fee Letter) (and thereafter only net cash proceeds in excess of such amount shall be subject to the mandatory prepayments and reinvestment requirements) and (2) the amount of any net cash proceeds that would otherwise be subject to any asset sale offer requirements will be reduced to (i) 50% if, at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, the Net Total Leverage Ratio is less than or equal to the First Unsecured Mandatory Prepayment Stepdown Ratio but greater than the Second Unsecured Mandatory Prepayment Stepdown Ratio and (ii) 0% if, at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, the Net Total Lien Leverage Ratio is less than or equal to the Second Unsecured Mandatory Prepayment Stepdown Ratio (any net proceeds that are not required to be applied as a result of the foregoing stepdowns and exceptions, the “Below Threshold Asset Sale Proceeds”).

Offer to Repurchase Upon a Change of Control:
The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a “change in control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Exh. D-II-2

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent.

Registration Rights:	None (Rule 144A for life).

Covenants:
Substantially the same as those in the Documentation Precedent for high yield debt securities (including in respect of baskets and carveouts to such covenants), subject to the provisions below; provided that, such covenants shall in no event be more restrictive than the corresponding covenant in the Term Facility (including, without limitation, with respect to acquisitions, dispositions and restricted payments). For the avoidance of doubt, there shall be no financial maintenance covenants.

1.
The provisions limiting indebtedness shall, in addition to carveouts consistent with the Documentation Precedent:

   •
permit the incurrence of indebtedness by the Issuer and its restricted subsidiaries if either (1) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 1.75 to 1.00 or (2) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Senior Unsecured Bridge Total Leverage Incurrence Ratio Level (as defined in the Fee Letter); provided that, the requirements of this bullet shall be satisfied if (and, in the case of Capital Structure A, solely with respect to any such indebtedness incurred in connection with an acquisition, investment or new project) the applicable ratio set forth in clause (1) or clause (2) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount (as defined in the Fee Letter));

  •
provide for the incurrence of indebtedness pursuant to baskets consistent with the Documentation Precedent and include a general indebtedness basket of at least the Senior Unsecured Bridge Facility General Debt Cap (as defined in the Fee Letter);

  •
provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i)(x) the aggregate amount of the Term Facility on the Closing Date (including the Incremental Dollar Amount of the accordion provisions thereunder) plus (y) the ABL Amount plus (z) a cushion equal to the Senior Unsecured Bridge Facility Bank Basket Cushion (as defined in the Fee Letter), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the Net First Lien Leverage Ratio on a Pro Forma Basis to exceed the Senior Unsecured Bridge First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter) on the date of incurrence (or would not cause the Net First Lien Leverage Ratio to be worse on a Pro Forma Basis than the Net First Lien Leverage Ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation, disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount) (it being understood that any indebtedness incurred under clause (ii) above shall be included in the calculation of the Net First Lien Leverage Ratio for such purpose);

  •
permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Unsecured Notes, the Senior Unsecured Bridge Loans and/or the Senior Unsecured Securities outstanding on the Closing Date; and

Exh. D-II-3

  •
permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Secured Notes, the Senior Secured Bridge Loans and/or Senior Secured Securities outstanding on the Closing Date.

2.
The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) a general permitted liens basket of at least the Senior Unsecured Bridge Facility General Lien Cap (as defined in the Fee Letter), (ii) the ability to incur liens to secure indebtedness to the extent that the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the Senior Unsecured Bridge Secured Leverage Incurrence Ratio Level (as defined in the Fee Letter) (or would not cause the Net Secured Leverage Ratio to be worse on a Pro Forma Basis than the Net Secured Leverage Ratio in effect immediately prior to the incurrence of such indebtedness (and, for such purposes of such calculation , disregarding an aggregate outstanding principal amount of funded debt not to exceed the Disregarded Amount), (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted, (iv) the ability to incur other liens securing indebtedness permitted under the third bullet of paragraph 1 above and (v) permit the incurrence of liens to secure indebtedness incurred under the fifth bullet of paragraph 1 above.

3.
The provisions limiting restricted payments shall provide (i) that the restricted payment “builder” will be based on 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Precedent but in any event if such Consolidated Net Income in any fiscal quarter shall be less than zero, such amount shall be deemed zero for such fiscal quarter) of the Issuer and its subsidiaries from the first day of the fiscal quarter in which the Closing Date occurs and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Senior Unsecured Bridge Starter Basket Amount (as defined in the Fee Letter), (ii) for the making of other restricted payments and restricted investments pursuant to baskets consistent with the Documentation Precedent and (x) include a general restricted payment basket of the Senior Unsecured Bridge Facility General Restricted Payment Cap (as defined in the Fee Letter), (y) permit restricted payments so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Senior Unsecured Bridge Facility Restricted Payment Ratio Level (as defined in the Fee Letter) and (z) permit investments subject to the Senior Unsecured Bridge Facility Investment Ratio Level (as defined in the Fee Letter), (iii) the amount of the restricted payment “builder” will be increased by an amount equal to the amount of any net cash proceeds from an asset sale that are either Below Threshold Asset Sale Proceeds or are declined by any holder of Senior Unsecured Exchange Notes in connection with any asset sale offer for the Senior Unsecured Exchange Notes and (iv) for the making of other restricted payments in an amount not to exceed the Annual Restricted Payment Cap (as defined in the Fee Letter) per year (with carryover of unused or deferred amounts to subsequent years).

Events of Default:
Customary for high yield debt securities and consistent with the Documentation Precedent (and in any event no more restrictive to the Issuer than those set forth in the documentation for the Term Facility).

Exh. D-II-4

EXHIBIT E
Project Bamboo
Senior Secured Term Facility
Senior Secured Bridge Facility
Senior Unsecured Bridge Facility
Conditions Precedent to Initial Borrowings6
Subject, in each case, to the Certain Funds Provision, except as otherwise set forth below, the initial borrowing under, and initial funding under, each of the Facilities shall be subject solely to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially simultaneously or substantially concurrent with the other Transactions):
1. The Acquisition (including, for the avoidance of doubt, any second-step merger) shall be consummated substantially concurrently with the borrowings under the Term Facility.
a. To the extent the Acquisition is consummated pursuant to an Offer (including any Offer made pursuant to a Merger Agreement), the conditions to such Offer shall either (1) include the conditions delivered in writing to the Lead Arrangers prior to the date hereof for such Offer (the “Indicative Offer Conditions”) or (2) include one or more conditions that amend, modify or replace the Indicative Offer Conditions (the “Alternative Offer Conditions”), so long as the Alternative Offer Conditions that are included are not materially adverse to the interests of the Initial Lenders (in their capacities as such) as compared to the Indicative Offer Conditions. For the avoidance of doubt, the conditions to an Offer may include additional conditions in addition to the Indicative Offer Conditions, and TopCo shall be permitted to agree to, amend, modify or waive any such additional conditions in its sole discretion.
b. To the extent that the Acquisition is consummated pursuant to a Merger Agreement, such Merger Agreement shall include the Xerox Provisions (as defined in the Fee Letter) and, in addition, (other than in the case of any Acquisition consummated pursuant to an Offer, which shall be governed by paragraph (a)) such Merger Agreement shall also either (1) include the conditions delivered in writing to the Lead Arrangers prior to the date hereof for such Merger Agreement (the “Indicative Merger Agreement Conditions”) or (2) include one or more conditions that amend, modify or replace the Indicative Merger Agreement Conditions (the “Alternative Merger Agreement Conditions”), so long as the Alternative Merger Agreement Conditions that are included are not materially adverse to the interests of the Initial Lenders (in their capacities as such) as compared to the Indicative Merger Agreement Conditions. For the avoidance of doubt, the Merger Agreement may include additional conditions in addition to the Indicative Merger Agreement Conditions, and TopCo shall be permitted to agree to, amend, modify or waive any such additional conditions in its sole discretion.
c. Unless otherwise approved by the Lead Arrangers (i) to the extent there is any increase in purchase price that would result in an increase in sources above the contemplated Baseline Amount (as defined in the Fee Letter), such increases shall be financed with additional amounts contributed to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, which are further contributed to the Borrower in the form of common equity and (ii) to the extent there is any decrease in purchase price that would result in a decrease in sources below the contemplated Baseline Amount, such reduction shall be applied as follows: (x) to reduce the required Equity Contribution by the Equity Contribution Reduction Percentage (as defined in the Fee Letter) and (y) to reduce the contemplated amount of the Facilities (allocated among the Facilities in a manner consistent with the Commitment Allocation Provisions) by the Facilities Reduction Percentage (as defined in the Fee Letter). The Equity Contribution shall have been made (or substantially simultaneously or substantially concurrently with the closing under the Term Facility shall be made) in at least the amount set forth in Exhibit A.
2. If the Acquisition is consummated pursuant to a Merger Agreement and such Merger Agreement includes a condition that no “company material adverse effect” (or defined term of similar effect in such Merger Agreement, if any) shall have occurred and be continuing, such condition shall be satisfied. If the Acquisition is consummated pursuant to an Offer and such Offer includes a condition that no “company
[6]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit E is attached or in the other Exhibits thereto.
Exh. E-1

material adverse effect” (or defined term of similar effect in such Offer document, if any) shall have occurred and be continuing, such condition shall be satisfied.
3. To the extent such financial statements have been publicly filed by the Target on or prior to the Closing Date, the Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and its subsidiaries as of the end of, and related statements of consolidated operations, consolidated comprehensive (loss) income, consolidated cash flows and consolidated stockholders’ equity of the Target and its subsidiaries for, the two most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited condensed consolidated balance sheets of the Target and its subsidiaries as of the end of, and related statements of condensed consolidated operations, condensed consolidated comprehensive (loss) income, condensed consolidated cash flows and condensed consolidated stockholders’ equity of the Target and its subsidiaries for, each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof. The Lead Arrangers hereby acknowledge that the public filing by the Target of any such financial statements will satisfy the requirements under this paragraph to deliver such financial statements.
4. All fees required to be paid on the Closing Date in respect of the Facilities pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against any proceeds of the Facilities on the Closing Date).
Notwithstanding anything in this Exhibit E, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the making or accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (i) if the Acquisition is consummated pursuant to a Merger Agreement, such of the representations made by the Target with respect to the Target and its subsidiaries in such Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under such Merger Agreement (in accordance with the terms thereof) as a result of a breach of such representations in such Merger Agreement) (such representations, the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit E, in Section 6 of the Commitment Letter and in each of the Term Sheets under the paragraphs titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any lien search, insurance certificate, endorsement or other closing deliverable or security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates of the Borrower and, to the extent received from Target on the Closing Date after using commercially reasonable efforts, any wholly-owned domestic subsidiary), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision of any lien search, insurance certificate, endorsement or other closing deliverable or the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Term Facility Agent and the Borrower). “Specified Representations” means the representations of the Borrower, Holdings and the other Guarantors (in each case, to the extent applicable to such Guarantor consistent with the Documentation Precedent) in the definitive documentation with respect to the Facilities relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the Facilities, due authorization and execution of the definitive documentation relating to the Facilities, no conflict with the Borrower’s or the Guarantors’ organizational documents with respect to the definitive documentation relating to the Facilities, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with
Exh. E-2

the solvency certificate set forth in Exhibit E hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above and, subject to permitted liens as set forth in the definitive documentation for the Facilities) and, with respect to the use of proceeds of the Facilities, FCPA, OFAC and laws against sanctioned persons.
Exh. E-3

EXHIBIT F
FORM OF
SOLVENCY CERTIFICATE
[  ], 20[  ]
This Solvency Certificate is delivered pursuant to Section [  ] of the Credit Agreement dated as of [  ], 20[  ], among [  ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in [his] [her] capacity as an officer of the Borrower and not in [his] [her] individual capacity, as follows:
1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [  ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.
This Solvency Certificate is being delivered by the undersigned officer only in [his] [her] capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.
[Remainder of Page Intentionally Left Blank]
Exh. F-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
	Title:	[Chief Financial Officer]

Exh. F-2